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Exhibit 10.1

LEASE AGREEMENT

by and between

COMSTOCK HOMES, INC. as "Tenant"

and

COMSTOCK PARTNERS, L.C. as "Landlord"

April 30, 2002

TABLE OF CONTENTS

EXHIBITS
	A.	Floor Plan of Leased Premises
	B.	Base Building Definition
	C.	Owner Approved Architects
	D-l.	Space Design of Leased Premises
	D-2.	Tenant Improvement Plans
	D-3.	Tenant Improvement Schedule
	E.	Building Interior Finish Specifications
	F.	Rules and Regulations
	G.	Reserved Parking Plan
	H.	RESERVED
	I.	Acknowledgement to Sublease Agreement

LEASE AGREEMENT

        THIS LEASE AGREEMENT (this "Lease") is made and entered into this 30th day of April, 2002, by and between (i) COMSTOCK PARTNERS, L.C., a Virginia limited liability company (hereinafter referred to as "Landlord"), and (ii) Comstock Homes, Inc. (hereinafter referred to as "Tenant"), and referred to by singular pronouns of the neuter gender, regardless of the number and gender of the parties involved.

        WITNESSETH: Upon and subject to the terms of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Leased Premises (as defined below), for the Term (as defined below), except that Landlord reserves and Tenant shall have no right in and to (a) the use of the exterior faces of all perimeter walls and windows of the Building, (b) the use of the roof of the Building, or (c) the use of the air space above the Building, except as specifically set forth herein.

        1.    DEFINITIONS

        (a)    General Interpretive Principles.    For purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular, and the use of any gender shall be deemed to include all other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (iii) references herein to "Sections," "subsections," "paragraphs," and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs, and other subdivisions of this Lease; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words "herein," "hereof," "hereunder," and other words of similar import refer to this Lease as a whole and not to any particular provisions; (vi) the word "including" means "including, but not limited to"; (vii) daily rent is calculated on a thirty (30) day month applied to the number of days being charged, (viii) all amounts due Landlord hereunder are in United States dollars; and (ix) the words "months" and "years" mean calendar months and calendar years..

        (b)    Special Lease Definitions.    As used in this Lease the following words and phrases shall have the meanings indicated:

          Advance Rent:    Sixteen Thousand, Three Hundred and Sixty Eight and 88/100 ($16,368.88) representing the Basic Rent for the first full month of the Term after the Lease Commencement Date, which Tenant shall pay to Landlord upon execution of this Lease. Landlord acknowledges receipt of the Advance Rent subject to collection.

          Basic Rent:    For each Lease Year, an amount equal to the product obtained by multiplying the Rentable Area of the Leased Premises leased by Landlord to Tenant during such Lease Year by the Rent per Square Foot for such Lease Year. The Basic Rent shall increase each year by 2.6% over the immediately prior year's Basic Rent. Therefore the Basic Rent for the second year is determined by multiplying the Basic Rent for the first year by 102.6% and for each subsequent year by multiplying the Basic Rent for the immediately prior year's Basic Rent by 102.6%.

          Accordingly, the Basic Rent during the Initial Term hereunder will be as follows:

	Annual Rent	Monthly Rent	Rent/S.F.
Lease Year 1	196,426.50	$16,368.88	$25.50
Lease Year 2	201,533.59	16,794.47	$26.16
Lease Year 3	206,773.46	17,231.12	$26.84
Lease Year 4	212,149.57	17,679.13	$27.54
Lease Year 5	217,665.46	18,138.79	$28.26
Lease Year 6	223,324.76	18,610.40	$28.99
Lease Year 7	229,131.21	19,094.27	$29.75

          Basic Rent Escalation:    See definition of Basic Rent.

          Building:    The existing office building located at 11465 Sunset Hills Road, Reston, Virginia, including the parking lots and parking garage and Landlord's right, title and interest in and to the underlying land.

          Building Rentable Area:    The total net rentable area in the Building, which (although greater than the actual usable area) is agreed to be 89,221 square feet (as has been determined by the project architect), including core factor.

          Brokers:    The Tenant hereby represents that it is not represented by a Broker and the Landlord hereby represents that it is not represented by a Broker.

          Landlord's Contractor:    Any and all professionals or tradespeople engaged by or on behalf of Landlord, or by Tenant at Landlord's direction and/or expense, in connection with alterations and construction in the Leased Premises, either before or during the Term of this Lease, including but not limited to general contractors, sub-contractors, architects, engineers, and any other professionals or tradespeople typically associated with construction and/or alterations.

          Landlord's Notice Address:    COMSTOCK PARTNERS, L.C. 1313 Dolley Madison Boulevard, Suite 302, McLean, Virginia 22101, Attention: Mr. Christopher Clemente, Manager, with copy to Bankert & Associates, PC, 3025 Hamaker Court, Suite 501 Fairfax, Virginia 22031 Attention: Mr. Joseph E. Bankert and a copy to the following property management company; CDC Management Group, Inc., at 8500 Leesburg Pike, Suite 600 Vienna, Virginia 22181, Attention: Jacqueline Choshire, President (703) 506-8980. Landlord may change the management company at its option and will notify Tenant in such event.

          Lease Commencement Date:    The Lease Commencement Date shall be the date of Substantial Completion (as defined herein) of the Leased Premises, but no sooner than June 1, 2002 and no later than September 1, 2002. The Landlord or the Project General Contractor shall keep Tenant informed as to the status of construction so as to provide Tenant advance notice of the anticipated date of Substantial Completion. In the event of Tenant Delays (as defined herein) the Lease Commencement Date shall be the date which is an equal number of days prior to the date of Substantial Completion as the number of total days of such Tenant Delays as reasonably determined by the Project General Contractor and the Tenant shall be responsible for payment of rent and other charges provided for herein as of the Lease Commencement Date. In the event the Landlord fails to deliver the Leased Premises on the Lease Commencement Date, through no fault of the Tenant (and provided there are no Tenant Delays) the Lease Commencement Date shall be the date the Landlord delivers the Leased Premises Substantially Completed and ready for occupancy.

          Leased Premises:    The area located on the fifth (5th) floor of the Building which is outlined in black on the floor plan, attached hereto as Exhibit A and incorporated herein, and containing the following amount of Rentable Area:

Fifth Floor:	7,703 Square Feet to be known as Suite #510

TOTAL:	7,703 Square Feet

          Operating Expense Base:    For each calendar year ending during the Term, the sum of the 2003 actual Operating Expenses for each square foot of Building Rentable Area.

          Operating Expense Increases:    Subject to the conditions set forth in Paragraph 31 hereof, for calendar year 2004 and each calendar year thereafter during the Term (subject to prorations as provided in Paragraph 3), an amount equal to Tenant's Proportionate Share of the excess of Landlord's Operating Expenses for such calendar year over the product obtained by multiplying the Operating Expense Base by the Building Rentable Area. In no event shall the Tenant's Proportionate Share of the excess of Landlord's Operating Expenses for any calendar year exceed a sum equal to One Dollar ($1.00) multiplied by the number of square feet of Rentable Area.

          Rent Per Square Foot:    The Basic Rent shall be Twenty Five and 50/00 Dollars ($25.50) per square foot of the Leased Premises during the first Lease Year. For each Lease Year thereafter during the Term, the Rent per Square Foot of the Leased Premises shall be increased by two and six tenths percent (2.6%) as provided for in this Lease.

          Rent Offset:    Landlord understands that Tenant is obligated on another Lease for its existing offices at 1313 Dolley Madison Boulevard in McLean, Virginia (the "Existing Office Space") and that Tenant is currently attempting to sub-lease the Existing Office Space. As inducement to Tenant to enter into this Agreement the Landlord agrees to offset the Basic Rent due hereunder in an amount equal to the amount of rent paid by Tenant for the Existing Office Space above and beyond any amounts collected from Tenant's sub-tenant(s) at the Existing Office Space on a monthly basis after the Lease Commencement Date. The Tenant shall provide Landlord evidence that it has incurred rent expenses at the Existing Office Space for any month where Tenant does not collect sub-lease rental payments equal to the amount due from Tenant for that month for the Existing Office Space as requested by Landlord and Landlord shall provide a credit towards the amount due hereunder from Tenant for the same month. However, the amount of Rent Offset shall not exceed Fifty Thousand Dollars ($50,000.00) in the aggregate. In the event the amount of Rent Offset granted by Landlord does not exceed Twenty-Five Thousand Dollars ($25,000.00) during the first year of the Term, the Landlord agrees that the escalation of the Basic Rent as provided for herein shall, rather then commencing with the beginning of the second year of the term, shall not commence until the beginning of the third (3rd) year of the Term and in such event the schedule of basic Rent set forth in paragraph l(b) shall be amended to reflect the change in the amount due as Basic Rent hereunder.

          Rentable Area:    The total rentable area of the Leased Premises, which (although greater than the actual usable area) is agreed to be approximately 7,703 square feet, which shall be verified by the project architect upon completion of the Tenant Improvement Plans and in the event the final calculation is different then as aforesaid the project architect shall provide a written statement to the parties hereto as to the total Rentable Square Feet of the Premises and said written statement shall be attached as an amendment hereto modifying the portions of this Agreement as is appropriate without modifying the general terms hereof.

          Security Deposit:    Upon execution of this Lease, in addition to paying Landlord the Advance Rent set forth herein, Tenant shall deliver and pay to Landlord a Security Deposit as set forth in Paragraph 19 hereof.

          Storage Space:    During the term hereof and provided Tenant occupies at least 5,000 square feet within the Building and provided Tenant has not been in default beyond any applicable cure period, the Landlord shall provide Tenant, at no additional cost, with access and exclusive use of a portion of the penthouse of the Building for storage of personal property of Tenant. All costs of constructing and maintaining the storage area shall be borne by Tenant.

          Tenant's Notice Address:    The Tenant's notice address is: 1313 Dolley Madison Boulevard, Suite 302, McLean, Virginia 22101 ATTENTION: Christopher Clemente, Chief Executive Officer, with a copy to Bankert & Associates, PC, 3025 Hamaker Court, Suite 501 Fairfax, Virginia 22031 Attention: Mr. Joseph E. Bankert. Upon occupancy the Tenant's notice address shall be: Suite 510, 11465 Sunset Hills Road, Reston, Virginia 20190.

          Tenant's Proportionate Share:    The percentage which the Rentable Area of the Leased Premises is of the Building Rentable Area. The Tenant's Proportionate Share is agreed to be Eight and 63/00 percent (8.63%) subject to the project architect verifying the square footage of the Leased Premises as provided for herein.

          Term:    Subject to Tenant's exercise of its Option to Renew this Lease, as provided for herein, the period commencing on the Lease Commencement Date and ending on the last day of the calendar month which completes SEVEN (7) YEARS after the Lease Commencement Date, but in any event the Term shall end on any date when this Lease is sooner terminated as provided for herein.

        (c)    General Definitions.    As used in this Lease the following words and phrases shall have the meanings indicated:

          Additional Charges:    All amounts payable by Tenant to Landlord under this Lease other than Basic Rent. All Additional Charges shall, unless otherwise provided herein, be due and payable within Thirty (30) days of invoice and shall be deemed to be additional rent and all remedies applicable to the non-payment of Basic Rent shall be applicable thereto.

          Alterations:    As defined in Section 9(a).

          Business Days:    All days except Saturdays, Sundays, and the following legal holidays: New Year's Day, Martin Luther King's Birthday, President's Day, Memorial Day, Fourth of July, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day, and those holidays designated by an Executive Order of the President of the United States or by Act of Congress.

          Default Interest Rate:    A rate per annum equal to the sum of (i) the prime rate of interest from time to time established and publicly announced by The Chase Manhattan Bank, N.A., New York, in its sole discretion, as its then applicable prime rate of interest to be used in determining actual interest rates to be charged to certain of its borrowers, said prime rate to change from time to time as and when the change is announced as being effective, and (ii) two percent (2%).

          Event of Default:    Any of the events set forth in Section 16(a) as an event of default.

          First Right of Offer:    For so long as Tenant is owned and/or operated by either Christopher Clemente or Gregory Benson the Landlord shall make reasonable efforts to accommodate Tenant's expansion needs by providing Tenant the first opportunity to lease any additional space that becomes available in the Building on the same terms as are applicable hereunder at that time, however, Tenant shall not have any right to any additional space in the Building and Landlord shall not be required to provide any such space to Tenant unless Tenant enters into an amendment to this Agreement within fifteen (15) Business Days of the date of Landlord's written notice to Tenant that additional space is, or will become, available in the Building, such amendment incorporating the additional space into this Agreement.

          Landlord:    The Landlord named herein, its successors or assigns and any subsequent owner, lessees, or transferees, from time to time, of the Landlord's interest in the Building and their respective successors and assigns (subject to the provisions of Paragraph 31 hereof.

          Lease:    This Lease Agreement, as amended from time to time, and all Exhibits incorporated herein and/or attached hereto.

          Lease Guarantor:    This Lease Agreement, as amended from time to time, and all of Tenant's obligations hereunder are hereby fully guaranteed jointly and severally by those Persons listed on the signature page as Lease Guarantors.

          Lease Year:    The period of twelve (12) months commencing on the Lease Commencement Date and ending on the last day of the month which completes twelve (12) full calendar months after the Lease Commencement Date, and each 12-month period thereafter commencing on the first day after the end of the immediately preceding Lease Year, except that the last Lease Year shall end on the last day of the Term.

          Legal Requirements:    All laws, statutes, ordinances, orders, rules, regulations, and requirements of all federal, state, and municipal governments, and the appropriate agencies, officers, departments, boards, and commissions thereof, and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Building or any part thereof and/or the Leased Premises, as to the manner of use or occupancy or the maintenance, repair, or condition of the Leased Premises and/or the Building, and the usual and customary requirements of the carriers of all fire insurance policies maintained by Landlord on the Building.

          Mortgage:    Any mortgage, deed of trust, or other security instrument of record creating an interest in or affecting title to the Building or the land on which it is constructed, or both, or any part thereof, including a leasehold mortgage or sub-leasehold mortgage, and any and all renewals, modifications, consolidations, or extensions of any such instrument; Mortgagee shall mean the holder or beneficiary of any Mortgage. Tenant shall comply with all reasonable notices from Landlord's Mortgagee as to the manner of use or occupancy or the maintenance, repair or condition of the Leased Premises and/or the Building.

          Non-disturbance:    Landlord will provide Tenant a reasonable non-disturbance agreement from any current and/or future mortgagees. In connection therewith Tenant shall execute documents reasonably requested by such lender, provided any such instrument or other document is in form and content as would be customary in the industry and does not modify or amend the terms and conditions of this lease.

          Operating Expenses:    Tenant Shall pay Tenant's Proportionate Share of annual increases in Real Estate Taxes and Operating Expenses above the Calendar 2003 Base Year. Landlord will follow usual and customary practices of the industry and agrees not to defer or omit foreseeable budgeted line items from the Base Year so as not to artificially reduce the Operating Expenses for the Calendar 2003 Base Year. An itemized breakdown of 2003 estimated Operating Expenses will be made available upon completion of Landlord's year end consolidation. Detailed breakdowns of all charges to Tenant will be provided. The aggregate of all costs and expenses reasonably and customarily paid or incurred on a cash basis by Landlord in connection with the ownership, operation, servicing, and maintenance of the Leased Premises, the Building, the land on which the

  Building is constructed and any related ancillary improvements constructed on the land, the surface and garage parking areas servicing the Building, and ingress/egress easements and private roadways servicing the Building, including, but not limited to, employees' wages, salaries, welfare and pension benefits and other customary and usual employee fringe benefits; payroll taxes; Real Estate Taxes; property owner's association dues, required fees and contributions of any kind related to the ownership or operation of the Building (but not related to zoning of the Building or construction fees related to the construction of the base building shell), electricity and other utility charges; telephone service related to operation of the Building; painting of public or other common areas of the Building; exterminating service; security services; trash removal; sewer and water charges; premiums for fire and casualty, liability, rent loss, workmen's compensations, sprinkler, water damage and other insurance; repairs, maintenance, additions and improvements made by Landlord to the Building; building, janitorial and cleaning services and supplies; uniforms and dry cleaning; snow removal; landscaping maintenance; window cleaning; service contracts for the maintenance of elevators, boilers, HVAC, and other mechanical, plumbing, and electrical equipment; legal fees (other than legal fees relating to leasing available space in the Building or related to the enforcement of Landlord's rights under leases with tenants for space in the Building); accounting fees; advertising (except for advertising expenses and leasing fees relating to leasing space in the building); management fees at reasonable and customarily incurred rates and all other expenses now or hereafter reasonably and customarily incurred in connection with the ownership, operation and maintenance of comparable office buildings in Northern Virginia, Refunds of Real Estate Taxes (reduced by Landlord's reasonable expenses in obtaining such refunds), receipts from tenants of the Building for after-hours heating or air-conditioning and for excess electrical usage in an amount equal to the actual costs of providing such service, recoveries of expenses and other separate charges made to tenants of the Building for special services (but excluding any mark-up or profit realized by Landlord in connection with providing such special services) and, to the extent that Operating Expenses include the cost of any repair or reconstruction work, the amount of any insurance recoveries, shall be credited against Operating Expenses in computing the amount thereof. Operating Expenses shall also be reduced as provided in Section 3(b).

          Notwithstanding anything in this Lease to the contrary, for purposes of the calculations to be made pursuant to this paragraph. Operating Expenses shall exclude (i) Capital Improvements (defined for the purposes of this paragraph to mean the replacement, but not repairs, of all or substantially all, of major capital items, such as (a) mechanical or electrical systems, (b) the roof, (c) the parking lots of the Building, and (d) the elevators, (ii) repairs and replacements, which under sound accounting principles and practices should be classified as capital expenditures as determined by Landlord's independent accounting firm, (iii) painting, redecorating, or other work which Landlord performs for any other tenant or prospective tenant of the building other than painting, redecorating, or other work which is standard for the building and performed relative to the common areas of the Building, (iv) repairs or other work (including rebuilding) occasioned by fire, windstorms, or other casualty, to the extent covered by insurance, or condemnation, (v) any cost (such as repairs, improvements, electricity, special cleaning or overtime services) to the extent such costs are included in tenants' rent or are expressly reimbursable to Landlord by tenants (as opposed to rent escalation provisions) or are separately charged to and payable by tenants or to the extent Landlord is entitled to compensation by insurance proceeds, (vi) leasing commissions and expenses of procuring tenants, including advertising and promotional expenses, lease concessions and lease take-over obligations, (vii) depreciation, (viii) interest on and amortization of debt, (ix) taxes of any nature, excluding real estate taxes, but including interest and penalties for late payment of taxes, except as provided herein, (x) rent payable under any lease to which this lease is subject, (xi) wages or salaries of employees other than on-site employees for the building or employees specifically employed, in whole or in part, in connection with the ownership and maintenance of the Building, (xii) costs and expenses of enforcing leases against tenants, including legal fees, (xiii) managing agents' commissions in excess of rates then customarily charged by managing agents for comparable office buildings and, (xiv) expenses resulting from any violation by Landlord of the terms of any lease of space in the building or any ground or underlying lease or mortgage to which this lease is subordinate (xv) costs of leasing commissions, legal, space planning, construction, and other expenses incurred in procuring tenants for the Property or with respect to individual tenants or occupants; (xvi) any costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances knowingly brought onto the Property by Landlord or at the specific direction of Landlord; (xvii) increased insurance or real estate taxes assessed specifically to any other tenant of the Property; (xviii) any cost representing an amount paid to a person, firm, corporation or other entity related to landlord which is in excess of the amount which would have been paid in the absence of such relationship; (xix) any cost of painting or decorating of any interior parts of any tenants leased premises in the Property; (xx) cost of repairs, alterations and/or replacements caused by the exercise of the rights of eminent domain to the extent same is covered by payments received by Landlord from the applicable governmental authority; (xxi) costs of signs in or on the Building identifying the Landlord or any tenant of the Building; and (xxii); costs, fines or penalties incurred due to the Landlord knowingly violating any laws or governmental rules or regulations, unless such costs result from the Landlord's ownership or management of the Property in a manner that is ordinary and customary in the industry or as incurred by Landlord in successfully challenging any such law, rule or regulation.

          If during the Term (including the Base Year) the Building is less than ninety-five percent (95%) occupied, or if by reason of partial operation of the Building all Operating Expenses for a calendar year have not been incurred, variable Operating Expenses shall be adjusted for that calendar year to an amount which the Landlord estimates, in the Landlord's reasonable judgment using generally accepted accounting principals, would have been incurred had the Building been ninety-five percent (95%) occupied and in full operation during that calendar year in accordance with generally accepted accounting principles consistently applied. Any adjustment to reflect ninety-five percent (95%) occupancy shall not affect costs or expenses that do not vary with occupancy (such as insurance premiums, utility and maintenance costs for Common Areas, and other fixed expenses) and shall be made in a manner that reasonably reflects all factors relating to the impact of occupancy on the amount of variable costs and expenses and that reasonably constitutes the most accurate possible approximation of what such variable costs and expenses would actually have been had the Building actually been ninety-five percent (95%) occupied and fully assessed for taxes, and shall not result in any adjustment of Operating Expenses to a level such that if all occupied areas of the Building had paid all of such adjusted Operating Expenses, Landlord would have received more than actual Operating Expenses without such adjustment to ninety-five percent (95%) occupancy.

          In the event that pursuant to the terms of this Lease, Tenant is obligated to pay its proportionate share of Operating Expenses, Tenant shall have the right to audit Landlord's books and records as follows:

    A.
    Tenant shall be entitled at any reasonable time during business hours, after giving at least five (5) days prior written notice, to inspect Landlord's books and records relating to Tenant's proportionate share of Operating Expenses at the site of the location of such books and records and to obtain an audit thereof by an independent auditor selected by Tenant (and reasonably acceptable to Landlord) to determine the accuracy of such amounts billed to Tenant by Landlord for the last two (2) calendar years immediately preceding the calendar year in which such notice is given.

    B.
    If such audit discloses a liability for Tenant's proportionate share of Operating Expenses which is less then the amount billed to, and paid by, Tenant, then Landlord shall within thirty (30) days refund to Tenant all amounts paid by Tenant in excess of the amount Tenant is actually required to pay as provided for herein ("Refund Amount").

    C.
    All costs of such audit shall be paid by Tenant. However, in the event the Refund Amount is greater then five percent (5%) of the amount for which Tenant is actually liable (as disclosed by the audit), all reasonable actual costs of such audit shall be paid by Landlord.

          Notwithstanding anything to the contrary set forth herein, or elsewhere provided for, in no event shall Tenant's Proportionate Share of annual increases in Real Estate Taxes and Operating Expenses above the Calendar 2003 Base Year exceed one dollar ($1.00) per square foot of space covered by this Agreement during any one calendar year. In the event the square footage changes during any calendar year the average monthly square footage shall be used.

          Option to Renew:    Tenant is hereby given the option to renew this Lease for two (2) periods of three (3) years, or one (1) period of either; three (3) years, five (5) years, or seven (7) years, provided that there shall be no Event of Default under any of the terms of this Lease either at the time of the giving of any such notice or at the time of commencement of any renewal. Tenant shall give notice in writing to the Landlord of its exercise of such option at least six (6) months prior to the termination of the Initial Term. Such renewal shall be based on the same terms, covenants and conditions as are contained in this Lease except that the Basic Rent for the first year of the renewal period shall be at the then current market rate (for comparable buildings in the general vicinity of the Building), as agreed to by the parties hereto. In the event the parties can not agree to the current market rate as set forth above then the Landlord and Tenant shall each select a licensed commercial real estate broker doing business in Northern Virginia (the "Selected Brokers"), whereupon the Selected Brokers shall select a third similarly qualified broker, who shall each then provide to the parties their expert opinion as to the then current market rate and the average of the three opinions shall be the current market rate for the purposes of this paragraph. In establishing the Basic Rent for the renewal term, the parties or the brokers who determine the Basic Rent shall consider and take into account Tenant's continuing obligation to pay Additional Charges for Operating Expense Increases over the Operating Expense Base, unless the parties have agreed in writing that Tenant's obligation to pay Additional Charges for Operating Expense Increases over the Operating Expense Base shall be terminated and the Operating Expense Base shall be re-set to be the sum of the actual Operating Expenses during the year in which such renewal term commences. Notwithstanding the foregoing, in no event shall the Basic Rent for the first year of the renewal period be less then the current rate at the end of the Initial Term. In the event the Tenant elects to renew, the Landlord shall provide a one time allowance for the re-painting and re-carpeting of the space with specifications matching the original installations which can be utilized at any one renewal term commencement.

          Person:    A natural person, a partnership, a limited liability company, a corporation, and any other form of business or legal association or entity.

          Project General Contractor:    Signet Construction Company, Inc. of Fairfax, Virginia.

          Real Estate Taxes:    All taxes, assessments, vault rentals, water and sewer rents, if any, and other charges, if any, general, special, or otherwise, including all assessments for schools, public betterment, and general or local improvements, which are mandatory or legally compelled, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Building and the land on which it is built imposed by any public or quasi-public authority (including The Reston Association and any related or similar organization having jurisdiction over the Building and the ability to assess fees to the owner of the Building whether now existing or created after the date hereof) having jurisdiction and personal property taxes levied or assessed on Landlord's personal property used in connection with the operation, maintenance, and repair of the Building. Except for taxes, fees, charges, and impositions described in the next succeeding sentence, Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, corporation, income, or profit tax or capital levy. If at any time during the Term the methods of taxation shall be altered so that in addition to or in lieu of or as a substitute for the whole or any part of any Real Estate Taxes levied, assessed or imposed there shall be levied, assessed or imposed (i) a tax, license fee, excise or other charge on the rents received by Landlord, or (ii) any other type of tax or other imposition in lieu of, or as a substitute for, or in addition to, the whole or any portion of any Real Estate Taxes, then the same shall be included as Real Estate Taxes. A tax bill or true copy thereof, together with any explanatory or detailed statement of the area or property covered thereby, submitted by Landlord to Tenant shall be conclusive evidence of the amount of taxes assessed or levied, as well as of the items taxed. If any real property tax or assessment levied against the land, buildings or improvements covered thereby or the rents reserved therefrom, shall be evidenced by improvement or other bonds, or in other form, which may be paid in annual installments, only the amount paid or payable in any Lease Year shall be included as Real Estate Taxes for that Lease Year.

          Substantially Completed:    The completion of the construction or installation, or both, of the Tenant's Improvements, except for any special order, trade specific, or long-lead time items, to the extent that (i) all required governmental inspections for such Tenant Improvements have been successfully completed and only minor items remain unfinished (except for any special order, trade specific, or long-lead time items), and (ii) such minor items do not prevent Tenant from occupying the Leased Premises as reasonably determined by the project architect or the Project General Contractor. Notwithstanding anything contained herein to the contrary, or elsewhere provided, it is specifically understood and agreed that any delay caused by the any special order, trade specific, or long-lead time items of the Tenant (either supply, delivery, condition upon delivery, non-compliance of such equipment with the Construction Documents, or defects inherent to such equipment that effect the use of such equipment upon installation) shall not in any way delay the date of Substantial Completion or the date of Lease Commencement even if such delay prevents the issuance of an occupancy permit for the Leased Premises.

          Taking:    A taking of property or any interest therein or right appurtenant or accruing thereto, by condemnation or eminent domain or by action, proceedings, or agreement in lieu thereof, pursuant to governmental authority.

          Tenant:    The tenant named herein and any permitted assignee under Section 15.

          Tenant Delays:    As set forth in paragraph 2 hereof.

          Tenant's Special Installations:    As defined in Section 9(d).

          Unavoidable Delays:    Delays caused by strikes, acts of God, lockouts, labor difficulties, riots, explosions, sabotage, accidents, inability to obtain labor or materials, governmental restrictions or delays in obtaining required building permits or occupancy permits, enemy action, civil commotion, fire, unavoidable casualty, or similar causes not caused by and beyond the reasonable control of the Landlord and/or Tenant.

        2.    COMPLETION OF LEASED PREMISES, SCHEDULE AND INSPECTIONS

        (a)    Base Building Definition:    To the extent not already completed, Landlord shall complete the building shell in accordance with the project specifications set forth in the Base Building Definition attached hereto as, Exhibit B and incorporated herein, (the "Base Building Definition").

        (b)    Tenant Improvement Allowance:    Landlord shall provide an allowance of Thirty Four and 24/00 Dollars ($34.24) per Rentable square foot of the Leased Premises (the "Tenant Improvement Allowance") not to exceed a total of Two Hundred and Sixty Three Thousand and Seven Hundred Nineteen and 83/100 Dollars ($263,719.83) to be used for space planning (except as set forth below), preparation of the Tenant Improvement Plans (as described below), architectural and engineering services related to the Tenant Improvement Plans that are provided by Landlord's Architect, permitting required in connection with the Tenant Improvement Plans, leasehold improvements (including modifications to the existing building specifications required as a result of the Tenant Improvement Plans), and all other hard and soft costs of construction incurred by Landlord and Tenant in connection with the Tenant Improvement Plans or construction of the Tenant's Improvements in accordance with a budget to be approved by Landlord and Tenant as provided below, provided the Tenant Improvement Allowance will not be used for furniture or moving costs or the hard and soft costs incurred by Tenant until Landlord's hard and soft costs have been paid in accordance with the budget for the Tenant Improvements.

        (c)    Tenant's Improvements:    Promptly upon execution of this Lease, Landlord and Tenant shall jointly develop a mutually acceptable space plan and finishing schedule for the Leased Premises that is consistent throughout the Leased Premises, is consistent with Building Standards, and meets Tenant's requirements (the "Space Design"). The Space Design shall be provided by the Landlord's Architect and the cost shall be included in the Tenant Improvement Allowance. Upon completion of the Space Design, an architectural firm shall be selected by Landlord ("Landlord's Architect") from those listed on Exhibit C, attached hereto and incorporated herein, to prepare the complete construction documents (the "Tenant Improvement Plans"). The Tenant Improvement Plans shall fully describe all leasehold improvements required in connection with the build out of the Leased Premises (the "Tenant's Improvements") and shall include all required construction drawings, construction documents and specifications, finishing schedules, structural designs and plans, mechanical designs and plans, electrical designs and plans, plumbing designs and plans, and any other documents or items necessary in connection with obtaining bids for the Tenant Improvement Plans and in connection with obtaining building permits for the Tenant Improvement Plans and occupancy certificates or use permits for the Leased Premises, with the exception of any details, specifications, and/or designs of trade specific equipment that Landlord's Architect can not reasonably include in the Tenant Improvement Plans. Landlord shall contract with Landlord's Architect in connection with the preparation and submission of the Tenant Improvement Plans. Upon completion thereof and the approval of Tenant, the Space Design and the Tenant Improvement Plans shall be attached hereto as Exhibit D-1 and D-2, each hereby being incorporated herein. All Tenant Improvements shall be strictly in accordance with all Landlord's specifications for interior building finishes, (the Building Interior Finish Specifications), attached hereto as Exhibit E, and incorporated herein, unless otherwise approved by Landlord, such approval not to be unreasonably withheld provided the change does not alter the character or quality of the Building. Landlord shall have the right, but not the obligation, to contract with the Project General Contractor and any other party as required in connection with the construction of the Tenant's Improvements and all costs thereof (not to exceed the amount of the Tenant Improvement Allowance) shall be paid by Landlord and charged to (and shall be considered a part of) the Tenant Improvement Allowance.

        (d)    Tenant's Costs:    All costs in excess of the Tenant Improvement Allowance will be the sole responsibility of Tenant. Upon receipt of bids for the Tenant's Improvements the Landlord or the Project General Contractor shall provide Tenant with a budget for the Tenant Improvement Plans and the Tenant's Improvements for the Tenant's review, setting forth in reasonable detail all identifiable costs associated with the Tenant Improvement Plans and the Tenant's Improvements. In the event the budget exceeds the Tenant Improvement Allowance the Project General Contractor, to the extent practical, shall provide the Landlord and Tenant suggested modifications to the Tenant Improvement Plans that will lower the Tenant Improvement Costs to an amount that does not exceed the Tenant Improvement Allowance (the "Suggested Modifications"). Landlord and Tenant shall review and approve the Suggested Modifications, such approval not to be unreasonably withheld, conditioned or delayed. In the event the parties do not agree to any or all of the Suggested Modifications and/or the budget for the Tenant Improvements remains above the Tenant Improvement Allowance and the Tenant is unwilling to pay the Excess Costs, the Landlord shall have the option to (i) terminate this Agreement in which event the Tenant shall reimburse Landlord for its costs related to the Tenant Improvement Plans, or (ii) increase Tenant Improvement Allowance. The Tenant shall not have the right to terminate this Lease based on the Tenant Improvement budget. Upon finalizing the Tenant Improvement budget the Tenant shall deposit cash with Landlord, or provide such other surety as is approved by Landlord in its sole but reasonable discretion, in an amount equal to the total budget less the Tenant Improvement Allowance (the "Excess Costs Deposit"). In the event Tenant requests any change to the Tenant Improvement Plans after finalizing the Tenant Improvement Plans and the cost of such change is not included in the final budget for the Tenant Improvements (as determined by the Project General Contractor) the Tenant shall remit payment to Landlord for the full cost of such change within thirty (30) days of invoice by Landlord. In the event the Excess Costs Deposit is not adequate to pay all costs associated with the Tenant's Improvements above the Tenant Improvement Allowance, the Tenant shall be promptly notified in writing and Tenant will remit payment to Landlord within thirty (30) days of receipt of Landlord's invoice for any additional costs. In the event the Excess Costs Deposit is not fully required to complete the Tenant's Improvements, the Tenant shall receive a refund of any unused portion thereof within thirty (30) days of completion of the Tenant's Improvements. Tenant agrees that the Project General Contractor shall be used for all Tenant Improvements.

        (e)    Plan Approvals:    Landlord and Tenant shall jointly approve the Space Design. The Tenant Improvement Plans, the Tenant's Improvements, and any related modifications to the Building shall be subject to Landlord's sole but reasonable approval. Prior to any work commencing, Landlord shall approve all plans and specifications. If Landlord fails to approve or disapprove the Tenant's plans within five (5) business days of receipt of complete plans and specifications related to the Tenant's Improvements, approval shall be deemed given. Prior to any work commencing all required permits shall be obtained.

        (f)    Schedule:    On the Lease Commencement Date Landlord shall deliver the Leased Premises to Tenant Substantially Completed, as defined in paragraph 1 above. In order to deliver the Leased Premises in a timely manner the Tenant Improvement work must commence promptly and proceed without delay. Accordingly, the parties hereto will diligently pursue the preparation and approval of all plans, specifications, budgets, and finish selections as may be required to commence the Tenant Improvement Work in a timely manner, subject to Tenant's right to review and respond within five (5) days of Landlord's request for information or decisions as set forth in (g) below. Attached hereto as Exhibit D-3 shall be the schedule for completion of the Tenant Improvement Plans and the Tenant Improvements which is hereby approved by Landlord and tenant.

        (g)    Delays:    Tenant shall fully and timely cooperate with Landlord and the Project General Contractor in connection with completion of the Space Design, the Tenant Improvement Plans and the construction of the Tenant Improvements. Requests for information or decisions that are to be made by the Tenant shall be responded to within five (5) business days. In the event Tenant fails to promptly perform its duties as set forth in this paragraph the Landlord shall have the right to make such decision for the Tenant and the Tenant shall accept such decision as final or in the alternative the Tenant shall be deemed to have caused a Tenant Delay. Further in the event Tenant or the supplier of any trade specific equipment required by Tenant causes any delays in whole or in part (as defined below) as reasonably determined by the Project General Contractor, in the completion of the Space Design, completion of the Tenant Improvement Plans, the completion of the Tenant's Improvements, or the installation of the Tenant's trade specific equipment, the Lease Commencement Date shall not be delayed. In the event of any such delay, the Project General Contractor shall promptly notify Tenant and Landlord of such delay in writing and shall provide specific information regarding the cause of such delay. As used in this Lease, the delays referenced in this paragraph 2(g) and in the following subparagraphs shall be considered Tenant Delays:

            (i)  Tenant's failure to furnish information in accordance with the requirements of this Lease, or to fully and accurately respond to any request by Landlord or the Project general Contractor for any approval or information within five (5) business days of the request, whether such request is verbal or written;

           (ii)  Tenant's insistence on materials, finishes or installations other than Building Standard if Tenant has been informed by Landlord or the Project General Contractor, verbally or in writing, at or before the time of delivery to Tenant of final construction pricing for Tenant's approval, that such materials, finishes or installations will cause a Tenant Delay;

          (iii)  Tenant's change orders or requests for changes to any plans and specifications which result in a delay to the construction schedule. Prior to framing and upon five (5) business days prior notice to Tenant, the Landlord will provide the Tenant an opportunity to walk the space with the Project General Contractor with the wall locations blue lined on the floors. Provided the Tenant promptly reviews the blue lined locations, alterations due to field conditions can be made without cost and without creating a Tenant Delay;

          (iv)  Any delay in the performance by a person, firm or corporation employed by Tenant or providing any service at the request of Tenant in connection with the Tenant Improvements (including space design and supply of trade specific equipment or office furnishings) in the completion of any work by said person, firm or corporation (all such work and such persons, firms or corporations being subject to the approval of Landlord which shall not be unreasonably withheld or delayed); or

           (v)  Any request by Tenant that Landlord delay the completion of any of the Tenant Improvements;

        (h)    Subcontractors and Suppliers:    All sub-contractors and material suppliers performing work or supplying materials to the Building shall be selected by the Project General Contractor and shall be subject to the Landlord's approval in its sole reasonable discretion. In order to protect the integrity and efficiency of the mechanical, electrical and plumbing systems, all mechanical, electrical and plumbing within the Tenant's space shall be designed by the design build team responsible for the mechanical, electrical and plumbing systems in the building, unless otherwise approved by Landlord in its sole discretion. The Project General Contractor shall be required to obtain three bids for each subcontracted item and shall accept the lowest Qualified Subcontractor's bid. For the purposes hereof the term Qualified Subcontractor shall mean a person, or contractor that is reasonably believed by Landlord and Project General Contractor to be (i) bondable, (ii) properly staffed and fully capable of performing its duties in a timely manner so as to not delay me construction process, (iii) capable of completing its work on the Building in a workmanlike manner in keeping with the Building Standards, and (iv) capable of performing its work in a manner that will not compromise the condition of the Building or it electrical or mechanical or plumbing systems. Tenant shall be entitled to place at least one Qualified Subcontractor per trade or work item on the bid list.

        (i)    Inspections:    On or before the Lease Commencement Date, Landlord shall deliver to Tenant a certification from the Project Architect that the Leased Premises are Substantially Completed (as defined in Paragraph 1 above, and Landlord and Tenant, or their respective agents, shall jointly inspect the Leased Premises to note its condition and shall prepare a punch list of any items that the Landlord shall be responsible for completing or correcting (the "Landlord's Punchlist"). The Landlord shall cause such items to be completed or corrected within ninety (90) days of Lease Commencement with the exception of corrections that require special order or long lead time materials. At the time Tenant surrenders the Leased Premises or at the end of the Term, or within ten (10) business days thereafter, Landlord and Tenant, or their respective agents, shall make a similar inspection of the Leased Premises to note the condition of the Leased Premises at the time of surrender and shall prepare a punch list of any items of repair that Tenant shall be responsible for completing under the terms of this Lease, reasonable wear and tear excepted (the "Tenant's Punchlist"). Landlord shall not be obligated to refund to Tenant all or any part of the Security Deposit then being held by Landlord until all repairs that are the responsibility of Tenant are completed to Landlord's reasonable satisfaction.

        (j)    Acceptance of Space:    Subject to Landlord completing any repairs as set forth on the Landlord's Punchlist, the Tenant shall accept the Leased Premises in its "as is" condition on the Lease Commencement Date except as to Landlord's Punchlist Items, latent defects within industry standards as reasonably determined by the Project Architect and applicable general warranties under local laws, and Landlord shall have no obligation to perform any additional work in completing the Leased Premises.

        3.    RENT AND ADDITIONAL CHARGES

        (a)    Payment of Rent and Additional Charges.    Subject to the provisions of Paragraph 1, Tenant shall pay the Basic Rent for each Lease Year in equal monthly installments in advance on the first day of each month during the Term, commencing on the Lease Commencement Date. If the Lease Commencement Date is not the first day of a month, Basic Rent for the period commencing on the Lease Commencement Date and ending on the last day of the month in which the Lease Commencement Date occurs (the "Partial First Month") shall be pro-rated for each day at the rate of one-thirtieth (1/30) of the full monthly installment of Basic Rent. In the event the Advance Rent received by Landlord exceeds the amount of Basic Rent due Landlord for the Partial First Month the excess amount shall be credited to the next monthly Basic Rent Payment. The Basic Rent and all Additional Charges shall be paid promptly when due, in lawful money of the United States, without notice or demand and without deduction, diminution, abatement, counterclaim, or setoff of any amount or for any reason whatsoever, except as otherwise expressly provided in subsection (b), to Landlord at Landlord's Notice Address or at such other address or to such other person as Landlord may from time to time designate in writing. If Tenant makes any payment to Landlord by check, such payment shall be by check of Tenant and Landlord shall not be required to accept the check of any other person, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant. Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to have made the payment in question when required under this Lease. If, during the Term, Landlord receives two or more checks from Tenant which are returned by Tenant's bank for insufficient funds or are otherwise returned unpaid. Tenant agrees that all checks thereafter shall be either bank certified, cashiers', or treasurers' checks. Landlord shall be reimbursed by Tenant an amount equal to one hundred and fifty percent (150%) of all bank service charges resulting from any returned checks. The rent reserved under this Lease shall be the total of all Basic Rent and Additional Charges, increased and adjusted as elsewhere herein provided, payable during the entire Term and, accordingly, the methods of payment provided for herein, namely, annual and monthly rental payments, are for convenience only and are made on account of the total rent reserved hereunder.

        (b)    Payment of Operating Expense Increases.    Beginning on January 1, 2004 Tenant shall pay as Additional Charges any Operating Expense Increases in accordance with Section l(b) for each calendar year, commencing with the calendar year 2004. Landlord shall make a reasonable estimate of Tenant's Operating Expense Increase for each calendar year, and Tenant shall pay to Landlord l/l2th of the amount so estimated on the first day of each month in advance. If Landlord's estimate of Tenant's Operating Expense Increases for any calendar year is received by Tenant after January 1 of the calendar year, Tenant shall pay to Landlord in a lump sum, within thirty (30) days after receipt of the estimate, the arrearage in the monthly estimates for each month in the calendar year before receipt of the estimate and shall pay the remaining monthly installments on the first day of each month in advance during the balance of the calendar year. Within one hundred and twenty (120) days after the end of each calendar year, Landlord shall submit to Tenant a statement setting forth in reasonable detail the Operating Expenses for such calendar year and the amount (if any) of Tenant's Operating Expense Increases for such calendar year. If Tenant's Operating Expense Increases so stated are more than the amount (if any) theretofore paid by Tenant for Operating Expense Increases based on Landlord's estimate, Tenant shall pay to Landlord the deficiency within thirty (30) days after the submission of such statement. If Tenant's Operating Expense Increases so stated are less than the amount (if any) theretofore paid by Tenant for Operating Expense Increases based on Landlord's estimate, Landlord shall refund to Tenant the excess within thirty (30) days after submission of such statement. If either the Lease Commencement Date shall not coincide with the beginning of a calendar year or the last day of the Term shall not coincide with the end of a calendar year, then the amount of Operating Expense Increases payable for the calendar year in which the Lease Commencement Date or the last day of the Term occurs, as the case may be, shall be pro-rated on a daily basis between Landlord and Tenant based on the number of days in such calendar year in which this Lease is in effect. Tenant's obligations under this subsection to pay Operating Expense Increases and Landlord's obligation to reimburse Tenant for an overpayment of Operating Expenses shall survive the expiration of the Term. If any part of the Building is leased to tenants (hereinafter referred to as "Special Tenants") which, in accordance with the terms of their leases, provide their own cleaning and janitorial services, electrical services, or are not required to pay Operating Expense Increases on the basis of operating expenses for the Building which include substantially the same components as the Operating Expenses (as defined in this Lease), the following provisions shall apply as to those components of Operating Expenses: (i) the Building Rentable Area shall be reduced by the rentable area of the space leased to Special Tenants; (ii) Tenant's Proportionate Share shall be the percentage which the Rentable Area is of the Building Rentable Area (determined after the reduction specified in clause (i); and (iii) those components of Operating Expenses shall be reduced by the sum of the amounts payable to Landlord by Special Tenants, in accordance with the terms of their leases, as reimbursements for Real Estate Taxes and expenses of owning, operating, managing and maintaining the Building and the amount of the applicable operating expense base under such Special Tenants' leases.

        (c)    Interest.    If Tenant fails to make any payment of Basic Rent or Additional Charges within five (5) calendar days of the due date thereof, interest shall, at Landlord's option, accrue on the unpaid portion thereof from the due date at the Default Interest Rate, but in no event at a rate higher than the maximum rate allowed by law, and shall be payable on demand.

        (d)    Accord and Satisfaction.    No payment by Tenant, receipt or acceptance by Landlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Basic Rent or Additional Charges; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord's right to recover the balance due or to pursue any other remedy available to Landlord.

        (e)    Late Payment Charge.    If Tenant fails to pay any Basic Rent or Additional Charges within five (5) days after the same become due and payable, Tenant shall also pay to Landlord on demand a late payment service charge (to cover Landlord's administrative and overhead expenses of processing late payments) equal to the greater of $100.00 or two percent (2%) of such unpaid sum for each and every calendar month or part thereof after the due date that such sum has not been paid to Landlord. Such payment shall be deemed liquidated damages and not a penalty, but shall not excuse the untimely payment of rent.

        4.    COMMON AREAS

        Throughout the Term, Tenant and its agents, employees and business invitees shall have the nonexclusive right, in common with others, to use the public lobbies, parking lots, elevator, corridors, stairways, and other common areas in the Building and the toilet rooms in public areas of multi-tenant floors in the Building. Landlord shall have the right at any time, without the Tenant's consent, to make reasonable changes to the arrangement or location of entrances, passageways, doors, doorways, corridors, stairs, toilet rooms, or other public portions of the Building, provided any such change does not unreasonably obstruct Tenant's access to the Leased Premises.

        5.    SERVICES AND UTILITIES

        (a)    Services Provided:    Throughout the Term, Landlord agrees that the Building will be maintained in a manner befitting comparable Class A rental office buildings in Northern Virginia, and that, subject to Legal Requirements, it will furnish to Tenant the following services:

          (1)   Subject to the provisions of subsections (b) and (c), normal and usual electricity for lighting purposes and the operation of ordinary office equipment;

          (2)   Adequate supplies for toilet rooms located in public areas of the Building;

          (3)   Normal and usual cleaning and janitorial services after business hours on Business Days;

          (4)   Hot and cold running water in the toilet rooms;

          (5)   Subject to the provisions of subsection (d), heating and air-conditioning to the Leased Premises when required for the comfortable occupancy of the Leased Premises, at reasonable temperatures, pressures, and degrees of humidity, and in reasonable volumes and velocities, between the hours of 8:00 a.m. and 6:00 p.m. on Business Days and between the hours of 9:00 a.m. and 1:00 p.m. on Saturdays unless Saturday is a legal holiday;

          (6)   Automatically operated elevator service twenty-four (24) hours a day, seven (7) days a week throughout the Term;

          (7)   All electric bulbs and fluorescent tubes in building standard light fixtures in the public areas of the Building and building standard fixtures within the Leased Premises;

          (8)   A reasonable number of keys to the Leased Premises shall initially be provided at no cost to Tenant, but all additional keys including replacements for lost keys shall be issued only upon the payment of a reasonable actual cost for each additional key; and

          (9)   A security access system for the public areas of the Building and card keys or other means of entry into the Building.

          (10) An electronic perimeter card key security system will be provided for building access after normal operating hours. Building will be unlocked between 7:00 AM and 6:00 PM Monday-Friday and for certain holidays in which tenant is conducting business. Access during other times will be by security phone and Landlord shall assist Tenant in establishing a password system in order to simplify access for Tenant's clients during non-standard

        (b)    Electrical Supply:    Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Leased Premises by reason of any requirement, act or omission of the public utility serving the Building with electricity. Tenant's use of electrical energy in the Leased Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Leased Premises. Tenant shall not install or operate in the Leased Premises any electrically operated equipment, including lighting, which uses electric current in excess of the allocable share of the Building system capacity without Landlord's written consent, which consent may be conditioned upon Tenant's agreement to pay an additional charge to compensate Landlord for Tenant's excessive consumption of electricity and to pay the cost of any additional wiring which may be required for the operation of such equipment. Tenant shall not connect any equipment or other electrical device to the electrical system of the Building that would require unusual or excessive electrical service or that would interfere with the adequate supply of electrical service to (i) other tenants within the Building, or (ii) the Building common facilities. In order to minimize the chances of the Building's electrical capacity being exceeded and to reduce the possibility of a possible adverse effect upon the Building electrical service Tenant shall give notice to Landlord whenever Tenant shall connect to the Building electrical distribution system any electrically operated equipment other than lamps, typewriters, personal computers, computer servers, and similar small office machines. Any feeders or risers to supply Tenant's electrical requirements in addition to those originally installed, and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant's request, at the sole cost and expense of Tenant, provided that, in Landlord's reasonable judgment, such additional feeders or risers are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building.

        (c)    Electrical Use Limits:    If, at any time or from time to time, the estimated connected electrical load (including lighting and power) used by Tenant's electrically operated equipment exceeds an average of eight (8) watts (6 watts for low voltage and 2 watts for high voltage) per square foot of the Leased Premises on a 120/208 volt panel board, Landlord may either (i) install a separate electric meter for the Leased Premises, at Tenant's sole cost and expense, and Tenant shall reimburse Landlord for the cost of electricity it consumes, as recorded by such meter, in excess of the amount of electricity that would be consumed by a tenant whose consumption of electricity was equal to, but did not exceed, the specified limits, or (ii) from time to time have a survey made by an independent electrical engineer or electrical consulting firm to be selected and paid for by Landlord to determine the amount of electricity consumed by Tenant in excess of the amount of electricity that would be consumed by a tenant whose consumption of electricity was equal to, but did not exceed, then specified limits, and Tenant shall pay to Landlord the cost of excess electricity it consumes as determined by such electrical engineer or consulting firm. Landlord shall provide Tenant the right to connect to the Building generator to provide back up power for the Tenant's computer equipment. The costs of adding the connection and any pro-rata share of applicable operating costs of the generator shall be Tenant's cost.

        (d)    After Hours HVAC:    Landlord shall provide heat and air-conditioning for the entire sixth floor at times in addition to those specified in subsection (a) of paragraph (5) at Tenant's expense, provided Tenant gives Landlord notice prior to 2:00 p.m. on any Business Day for same day or next Business Day after hour service, or 10:00 a.m. on Fridays or the day preceding a holiday (in the case of after-hours service on Saturdays, Sundays, or holidays). Landlord shall initially charge Tenant for after-hours service at the rate of $35.00 per hour. Landlord reserves the right from time to time, in its sole discretion, to increase the hourly charge for said after-hours service, but in no event will the rate per hour charged to Tenant be more than an amount per hour which represents Landlord's reasonable estimate of its actual cost of providing such after hours service, including labor, cost of electricity and wear and tear on equipment, plus an allowance of ten percent (10%) thereof to cover general overhead as an Additional Charge hereunder. Notwithstanding the foregoing, for each year during the initial ten (10) years the Landlord shall provide 300 hours of after-hours HVAC operation of the 5th floor at no cost to the Tenant, it being understood and agreed that said 300 hours of additional service is to be available for the use of the Tenant on a cumulative basis during each year. Landlord shall install thermostats within the Leased Premises that provide Tenant the ability to regulate and control its use of after hours HVAC services. Tenant agrees not to unreasonably utilize the HVAC system.

        (e)    Landlord's Use Rights:    Landlord reserves the right to erect, use, maintain, and repair pipes, conduits, cables, plumbing, vents, and wires in, to and through the Leased Premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building, or other tenants' installations in the Building, and the right at all times to transmit water, heat, air-conditioning, and electric current through such pipes, conduits, cables, plumbing, vents, and wires, provided that Landlord, in the exercise of such rights, shall not unreasonably inconvenience Tenant or unreasonably interfere with Tenant's use of the Leased Premises.

        (f)    Maintenance Access:    Landlord shall have unrestricted access to any and all air-conditioning facilities in the Leased Premises for the purpose of repairs, maintenance, alterations, and improvements, but in exercising its rights under this subsection Landlord shall use its best efforts to minimize interference with Tenant's business in the Leased Premises.

        (g)    Tenant's Efforts:    Tenant agrees at all times to cooperate fully with Landlord and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building air-conditioning system.

        (h)    Service Interruptions:    Landlord reserves the right to stop the service of healing, air-conditioning, ventilating, elevator, plumbing, electricity, or other mechanical systems or facilities in the Leased Premises or the Building, if necessary by reason of accident or emergency, or for repairs, alterations, replacements, additions, or improvements which, in the reasonable judgment of Landlord, are necessary, until said repairs, alterations, replacements, additions, or improvements shall have been completed. The exercise of such right by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to, or interruption of, Tenant's business, or otherwise, or entitle Tenant to any abatement or diminution of rent. Except in cases of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage of any such repairs, alterations, replacements, additions, or improvements promptly. Landlord shall also perform any such work in a manner designated to minimize interference with Tenant's normal business operations.

        (i)    Service Delays:    If Landlord shall fail to supply, or be delayed in supplying, any service expressly or implied to be supplied under this Lease, or shall be unable to make, or be delayed in making, any repairs, alterations, additions, improvements, or decorations, or shall be unable to supply, or be delayed in supplying, any equipment or fixtures, and if such failure, delay or inability shall result from Unavoidable Delays, such failure, delay or inability shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience to Tenant, or injury to, or interruption of, Tenant's business, or otherwise, or entitle Tenant to any abatement or diminution of rent.

        (j)    Voice, Data and other Communications Services:    Landlord shall make reasonable efforts to accommodate Tenant's need for additional riser space during the Lease Term and any extensions thereof for the installation of voice/data and other communications devices by providing at least one riser for the sole use of Tenant.

        6.    USE OF LEASED PREMISES

        (a)    Permitted Uses:    Tenant shall use and occupy the Leased Premises solely for general office purposes strictly in accordance with the applicable zoning regulations and consistent with the character and dignity of the Building, and shall not use or permit or suffer the use of the Leased Premises for any other purpose whatsoever without the prior written consent of the Landlord which shall not be unreasonably conditioned, delayed or withheld. Tenant shall not permit or suffer the Leased Premises to be occupied by anyone other than Tenant except as provided by Section 15. Tenant shall at all times have access to the Leased Premises twenty-four (24) hours a day, seven (7) days a week, subject, however, in all respects to all the terms, covenants and conditions contained in this Lease. However, Landlord may regulate and restrict access to the Building at times other than normal business hours on Business Days for security purposes so long as Tenant's employees and agents have reasonable access to the Leased Premises without unreasonable inconvenience. Throughout the Term, Tenant shall not use, or permit the Leased Premises to be used, for the business of selling food, beverages, or tobacco products, except that Tenant may operate on the Leased Premises vending machines for the sale of food, beverages, and tobacco products exclusively to its employees, agents, assignees or their respective visitors.

        (b)    Use Restrictions:    Throughout the Term, Tenant covenants and agrees: (i) to pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant's business conducted in the Leased Premises, upon the leasehold estate created by this Lease or upon Tenant's fixtures, furnishings or equipment in the Leased Premises, without affecting Tenant's right to contest same; (ii) not to use or knowingly permit or suffer the use of any portion of the Leased Premises for any unlawful purpose; (iii) not to use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any foreign substances (including medical waste or byproducts) therein; (iv) not to place a load on any floor exceeding the floor load per square foot which such floor was designed to carry in accordance with the plans and specifications of the Building, and not to install, operate or maintain in the Leased Premises any heavy item of equipment except in such manner as to achieve a proper distribution of weight; (v) not to strip, over-load, damage, or deface the Leased Premises, or the hallways, stairways, elevators, parking facilities, or other public areas of the Building, or the fixtures therein or used therewith; (vi) not to move any furniture or equipment into or out of the Leased Premises except at such times and in such locations as Landlord may from time to time reasonably designate; (vii) not to install any other equipment of any kind or nature which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air-conditioning system, or electrical system of the Leased Premises or the Building, without first obtaining the written consent of Landlord not to be unreasonably withheld; and (ix) at all times to comply with all Legal Requirements.

        (c)    Legal Requirements:    Tenant will not use or occupy the Leased Premises in violation of any Legal Requirements. If any governmental authority, after the commencement of the Term, shall contend or declare that the Leased Premises are being used for a purpose which is in violation of any Legal Requirements, then Tenant shall, within five (5) days of receipt of written notice from Landlord, immediately discontinue such use of the Leased Premises. If thereafter the governmental authority asserting such violation threatens, commences, or continues criminal or civil proceedings against Landlord for Tenant's failure to discontinue such use in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the option of terminating this Lease forthwith. Tenant has confirmed that its proposed use of the Leased Premises is permitted under applicable zoning, or other legal ordinances

        (d)    Fire Insurance Limitations:    Tenant shall not do, permit or suffer to be done any act, matter, thing, or failure to act in respect of the Leased Premises and/or the Building that will invalidate or be in conflict with fire insurance policies covering the Building or any part thereof, and shall not do, or permit anything to be done, in or upon the Leased Premises and/or the Building, or bring or keep anything therein, which shall increase the rate of fire insurance on the Building or on any property located therein. If, by reason of the failure of Tenant to comply with the provisions of this subsection, the fire insurance rate shall at any time be higher than it otherwise would be, then Tenant shall reimburse Landlord and any other tenant of the Building, on demand, for that part of all premiums for any insurance coverage that shall have been charged because of such violations by Tenant and which Landlord or such other tenant, or both, shall have paid on account of an increase in the rate or rates in its own policies of insurance. Tenant shall not be responsible for any increase in fire insurance rates generally applicable to office space in Fairfax County, Virginia, and not resulting from the particular manner in which Tenant uses the Leased Premises.

        (e)    Restricted Materials:    Tenant shall not bring or permit to be brought or kept in or on the Leased Premises any flammable, combustible, or explosive fluid, material, chemical or substance except standard cleaning fluid in reasonable amounts, standard equipment and materials (including magnetic tape) customarily used in conjunction with business machines. Further, Tenant shall not allow any drop boxes to be placed in any common area.

        7.    CARE OF LEASED PREMISES

        (a)    Tenant Care and Maintenance:    Tenant shall act with care in its use and occupancy of the Leased Premises and the Building and the fixtures therein and, at Tenant's sole cost and expense, shall furnish its own electric bulbs and fluorescent tubes for all non-building standard light fixtures in the Leased Premises and shall make all repairs and replacements to the Leased Premises, structural or otherwise, necessitated or caused by the acts, omissions, or negligence of Tenant or any Person claiming through or under Tenant or by the use or occupancy or manner of use or occupancy of the Leased Premises by Tenant or any such Person; however, the foregoing provisions of this subsection shall be subject to the provisions of Section 13. Without affecting Tenant's obligations set forth in the preceding sentence, Tenant, at Tenant's sole cost and expense, shall also (i) make all repairs and replacements, as and when necessary, to Tenant's Special Installations and to any Alterations made or performed by or on behalf of Tenant or any Person claiming through or under Tenant, and (ii) perform all maintenance and make all repairs and replacements, as and when necessary, to any special equipment, (other than the Building's standard equipment and systems) which may be installed in the Leased Premises, or elsewhere in the Building for the express purpose of serving the Leased Premises, by Landlord, Tenant, or others. However, except as otherwise provided in this Lease, Tenant shall not have any right to install air-conditioning equipment, elevators, escalators, conveyors, or mechanical systems. In addition to the foregoing, all damage or injury to the Leased Premises and to its fixtures, appurtenances and equipment or to the Building or to its fixtures, appurtenances and equipment caused by Tenant moving property in or out of the Building or by installation or removal of furniture, fixtures, or other property by Tenant shall be repaired, restored, or replaced promptly by Tenant, at its sole cost and expense, to the reasonable satisfaction of Landlord. All such aforesaid repairs, restoration, and replacements shall be in quality and class equal to the original work or installation but in no event need exceed Building standards.

        (b)    Landlord Repairs:    Except as otherwise provided in subsection (a), Landlord shall make the following repairs as and when necessary: (i) structural repairs to the Leased Premises and Building; (ii) repairs required in order to provide the elevator, plumbing, electrical, heating, and air-conditioning services to be furnished by Landlord pursuant to this Lease; (iii) repairs to exterior portions of the Building, including the windows, balconies, parking areas and roof thereof; and (iv) other repairs to the Building necessary for Tenant's permitted use and enjoyment of the Leased Premises. Landlord's obligations under the preceding sentence shall not accrue until after notice by Tenant to Landlord of the necessity for any specific repair.

        8.    RULES AND REGULATIONS

        Tenant shall comply with, and shall cause its agents, employees and invitees to, comply with and observe all reasonable rules and regulations concerning the use, management, operation, safety, and good order of the Leased Premises, the Building and the Building parking areas which may from time to time be promulgated by Landlord, provided that such rules and regulations are not inconsistent with the provisions of this Lease and do not materially interfere with Tenant's permitted use of the Leased

Premises. Initial rules and regulations, which shall be effective until amended by Landlord, are attached to this Lease as Exhibit F hereto and incorporated herein. Tenant shall be deemed to have received notice of any amendment to the rules and regulations when a copy of such amendment has been delivered to Tenant at the Leased Premises or has been mailed to Tenant in the manner prescribed for the giving of notices. Landlord shall not be responsible to Tenant for any violation of the rules and regulations, or the covenants or agreements contained in any other lease, by any other tenant of the Building, or such tenant's agents, employees or invitees, and Landlord may waive in writing, or otherwise, any or all of the rules or regulations in respect of any one or more tenants. Landlord shall make reasonable efforts to uniformly enforce all rules and regulations.

        9.    TENANT'S ALTERATIONS AND INSTALLATIONS

        (a)    Alterations:    Tenant shall not make or perform, or permit the making or performance of, any alterations, installations, improvements, additions or other physical changes in or about the Leased Premises (referred to collectively as "Alterations") without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All plans, specifications and details for such Alterations, and all contractors performing the Alterations are subject to the prior written approval of Landlord, not to be unreasonably withheld, conditioned or delayed. In the event Landlord grants such consent and permits Tenant to contract out such work, such Alterations shall be made and performed in conformity with and subject to the following provisions: (i) all Alterations shall be made and performed at Tenant's sole cost and expense and at such time and in such manner as Landlord may reasonably from time to time designate; (ii) all Alterations shall be performed by adequately insured contractors approved by Landlord and in a good and workmanlike manner in accordance with all applicable Legal Requirements, and Tenant shall indemnify and hold harmless Landlord from and against any and all costs, expenses, claims, liens and damages to person or property resulting from the making of any such alterations, decorations, additions or improvements in or to the Leased Premises or the Building; (iii) no Alteration shall affect any part of the Building other than the Leased Premises or adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building; (iv) all business machines and mechanical equipment shall be placed and maintained by Tenant in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance to other tenants or occupants of the Building; (v) Tenant shall submit to Landlord reasonably detailed written plans and specifications for each proposed alteration and shall not commence any such Alteration without first obtaining Landlord's written approval of such plans and specifications; (vi) all Alterations in or to the electrical facilities in or serving the Leased Premises shall be subject to the provisions of Section 5 relating to exceeding electrical capacity; (vii) notwithstanding Landlord's approval of plans and specifications for any Alteration, all Alterations shall be made and performed in full compliance with all Legal Requirements and in accordance with the Rules and Regulations; and (viii) all materials and equipment to be incorporated in the Leased Premises as a result of all Alterations shall be of good quality. If building or other permits from governmental authorities are required for any Alterations, Tenant shall obtain such permits and deliver copies thereof to Landlord before work on such Alterations is begun. After any Alterations are completed, Tenant shall cause all required governmental inspections of the Alterations to be made and shall deliver to Landlord a copy of the inspection report and one complete set of the "as built" plans for such Alterations.

        (b)    Unauthorized Alterations:    If Tenant shall be in default under this Section by reason of the making of any Alteration not hereby authorized or by reason of failure to give any notice or to obtain any approval required herein, Tenant may cure such default within the applicable grace period provided in this Lease for curing such default by removing such Alteration and restoring the Leased Premises to their former condition, as provided in Section 7, and if Tenant fails to do so Landlord may correct or remove the same and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal.

        (c)    Installed Fixtures:    Except to the extent specifically provided in sub-section (d), all appurtenances, fixtures, improvements, additions and other property attached to or installed in the Leased Premises, whether by Landlord or Tenant or others, and whether at Landlord's expense, or Tenant's expense, or the joint expense of Landlord and Tenant, which are affixed to walls, floors or ceilings or which cannot be removed without structural damage to the Building, shall be and remain the property of Landlord. Any replacements of any property of Landlord, whether made at Tenant's expense or otherwise, shall be and remain the property of Landlord except as agreed to in writing by Landlord prior to Lease Execution or prior to commencing such Alterations.

        (d)    Tenant's Special Installations:    All furniture, furnishings and trade specific equipment or fixtures, excepting lighting fixtures and equipment, but including, without limitation, business machines and equipment, vaults, vault doors and door frames, and vault equipment, if any, safe deposit equipment, counterscreens, grillwork, cages, partitions which are moveable, railings, raised floors, equipment relating to food preparation, food storage and serving, dish washing and cleaning devices and any moveable property, installed by or at the expense of Tenant shall remain the property of Tenant and are referred to herein as "Tenant's Special Installations". Tenant may at its expense remove all or any part of said property at any time during the Term, and shall at its expense remove all of said property at the expiration or other termination of the Term unless Landlord shall otherwise consent in writing. Upon removal of any or all of said property Tenant shall then repair all damage. Any of Tenant's Special Installations which are not removed from the Leased Premises at the expiration of the Term shall be deemed to have been abandoned by Tenant and may be disposed of by Landlord without liability to Tenant. Tenant shall at all times be responsible for any damage caused by the delivery, installation or operation of tenant's Special Installations.

        (e)    Mechanic's Liens:    Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's, materialman's or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Leased Premises or the Building. Whenever and as often as any mechanic's lien or materialman's lien shall have been filed against the Leased Premises or the Building based upon any act or interest of Tenant or of anyone claiming through Tenant, or if any lien or security interest with respect thereto shall have been filed affecting any materials, machinery or fixtures used in the construction, repair or operation thereof or annexed thereto by Tenant or its successors in interest, Tenant shall forthwith take such action by bonding, deposit or payment as will remove or satisfy the lien or other security interest and in default thereof after the expiration of thirty (30) days after notice to Tenant, Landlord, in addition to any other remedy under this Lease, may pay the amount secured by such lien or security interest or discharge the same by deposit and the amount so paid or deposited shall be collectible as additional rent. The provisions of this subsection shall not be applicable to liens filed with respect to work done for Tenant's account by Landlord.

        10.    NAME OF BUILDING; TENANT'S SIGNS

        (a)    Building Name:    The name of the Building shall be determined by Landlord in its sole discretion. Landlord expressly reserves the right to have the Building designated by a street number or numbers and to affix to the Building, at locations designated by Landlord, signs indicating any such number or numbers and to change the name of the Building as selected from time to time by Landlord.

        (b)    Roof Rights:    Landlord hereby grants to Tenant the right to erect communication devices on a potion of the roof, not to exceed Tenant's Proportionate Share of the roof area that is adequate for placement of such devices. Landlord does not grant Tenant any other rights in or to the roof or the outer side of the outside walls or windows of the Building, control of which is hereby reserved by Landlord except that Tenant shall have non-exclusive access to and the use of the building roof for the installation and maintenance of communications equipment of Tenant as aforesaid. Landlord will require detailed specifications for review and approval to be provided to Landlord and it's chosen consultant at least thirty (30) days prior to the date Tenant desires installation to commence. Any reasonable cost of landlord's consultant in connection with review and approval of the subject specifications and plans shall be reimbursed by Tenant promptly upon request therefore. All roof access will be coordinated with Landlord's management. Any building penetration shall be subject to the approval of Landlord (and its consultant's) in Landlord's sole and absolute discretion. Tenant will obtain all required permits and comply with all applicable restrictions at its sole cost and shall be solely responsible for all costs associated with installation, maintenance and removal of Tenant's roof top equipment and of any associated building penetrations.

        (c)    Signage:    Tenant shall not display or erect any lettering, signs, advertisements, awnings or other projections on the exterior of the Leased Premises or in the interior of the Leased Premises if visible from a public way, except for Building Standard hallway door lettering or interior suite signage visible to the public way that is approved in writing in advance by Landlord (Landlord hereby approves Tenants identification sign to be located in the lobby of the Leased Premises identifying the "Comstock Companies"), Landlord shall provide a directory tablet in the main lobbies of the Building, at its expense, upon which Landlord, at Landlord's expense, will affix Tenant's name and a reasonable number of names of its affiliates, officers, partners or employees. Landlord, at Landlord's expense, shall provide a reasonable number of building standard suite identification signs. Directory listings and suite signage for any sub-tenants of Tenant shall be at Tenant's expense. The size, color, and style of such directory and names affixed thereto shall be selected by Landlord. During the term hereof and provided Tenant occupies at least 5,000 square feet within the Building, the Landlord shall provide a listing of Tenant's name on any building monument sign incorporated into the project by Landlord and shall allow Tenant to place upon the exterior walls of the Building an exterior sign subject to all restrictions created by any exterior sign rights granted to any other Tenant whose lease pre-dates this Agreement, and shall restrict exterior signage of other Tenants from being on any face of the Building where Tenant's signage is placed as permitted hereunder. The Tenant shall not utilize more then its pro-rata share of exterior signage square feet as provided for in local zoning ordinances. The Tenant shall be solely responsible for obtaining all required permits and approvals and shall be solely responsible for all costs associated with permitting, installation, maintenance, removal, and building restoration resulting from the removal of Tenant's exterior sign. Landlord will require detailed specifications for review and approval, and installation will be coordinated with Landlord's management. Any building penetration shall be subject to the approval of Landlord (and its consultant's) in Landlord's sole and absolute discretion.

        11.    LIABILITY INSURANCE

        (a)    General Liability Insurance:    Tenant, at Tenant's sole cost and expense, shall obtain and maintain in effect at all times during the Term, a policy of comprehensive general public liability insurance with broad form property damage endorsement, naming Landlord and (at Landlord's request) any Mortgagee of the Building and any management agent as additional insured(s), protecting Landlord, Tenant and any such Mortgagee and management agent against any liability for bodily injury, death or property damage occurring upon, in or about any part of the Building or the land on which it is built, the Leased Premises or any appurtenances thereto, with such policies to afford protection to the limit of not less than One Million Dollars ($1,000,000.00) with respect to bodily injury, death, or property damage per occurrence with an aggregate limit of not less than Three Million Dollars ($3,000,000.00) and with a deductible of no greater than Two Thousand Five Hundred Dollars ($2,500.00) per occurrence. Such comprehensive liability insurance may be effected by a policy or policies of blanket insurance which cover other property in addition to the Leased Premises, provided that the protection afforded thereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Leased Premises and provided further that in all other respects any such policy shall comply with the other provisions of this Section.

        (b)    Policy Restrictions:    The insurance policy required to be obtained by Tenant under this Section: (i) shall be issued by an insurance company of recognized responsibility licensed to do business in the jurisdiction in which the Building is located; and (ii) shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry. Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant's insurance coverage, shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease. With respect to each insurance policy required to be obtained by Tenant under this Section, on or before the Lease Commencement Date, and at least thirty (30) days before the expiration of the expiring policy or certificate previously furnished, Tenant shall deliver to Landlord a certificate of insurance therefor, together with evidence of payment of all applicable premiums. Each insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that such insurance policy shall not be cancelled unless Landlord shall have received thirty (30) days' prior written notice of cancellation.

        (c)    Hold Harmless:    Except for the willful or negligent acts or omissions of Landlord or its agents or employees, Tenant hereby agrees to indemnify and hold harmless Landlord from and against any and all claims, losses, actions, damages, liabilities, and expenses (including reasonable attorneys' fees) that (i) arise from or are in connection with Tenant's possession, use, occupancy, management, repair, maintenance, or control of the Leased Premises, or any portion thereof, or (ii) arise from or are in connection with any willful or negligent act or omission of Tenant or Tenant's agents, employees, invitees, or subtenants, or (iii) result from any default, breach, violation, or nonperformance of this Lease or any provisions therein by Tenant, or (iv) arise from injury or death to persons or damage to property sustained on or about the Leased Premises. Tenant shall, at its own cost and expense, defend any and all actions, suits, and proceedings which may be brought against Landlord with respect to the foregoing or in which Landlord may be impleaded. Tenant shall pay, satisfy, and discharge any and all money judgments which may be recovered against Landlord in connection with the foregoing. Landlord hereby agrees to indemnify Tenant from and against any and all claims, actions, and expenses (including reasonable attorneys' fees) that arise as a direct result of Landlord's Gross Negligence and Landlord shall pay, satisfy, and discharge any and all money judgments which may be recovered against Tenant in connection with the Gross Negligence of Landlord.

        12.    FIRE INSURANCE

        (a)   Landlord shall, throughout the Term, at its expense, keep the Building, but not Tenant's Special Installations or Tenant's furniture, furnishings, trade fixtures or property removable by Tenant under the provisions of this Lease, insured against all loss or damage by fire with extended coverage in such amount as any first Mortgagee of the Building may from time to time require, but not less then the Building's full replacement cost. Tenant shall, throughout the Term, at its expense, keep Tenant's Special Installations and Tenant's personal property insured against all loss or damage by fire with extended coverage in an amount sufficient to prevent Tenant from becoming a co-insurer. Tenant's policies of insurance shall contain an appropriate clause or endorsement under which the insurer agrees that such policy shall not be cancelled without at least thirty (30) days' notice to Landlord.

        (b)   Landlord and Tenant will (i) if requested, advise the other as to the provisions of fire and extended coverage insurance policies obtained pursuant to this Section, and (ii) notify the other promptly of any change in the terms of any such policy which would affect such provisions.

        13.    DAMAGE BY FIRE OR OTHER CASUALTY

        In the event of loss of, or damage to, the Leased Premises or the Building by fire or other casualty, the rights and obligations of the parties hereto shall be as follows:

          (a)   If the Leased Premises or any part thereof shall be damaged by fire or other casualty. Tenant shall give prompt notice thereof to Landlord, and Landlord, upon receiving such notice, shall proceed promptly and with reasonable diligence, subject to Unavoidable Delays and a reasonable time for adjustment of insurance losses, to repair, or cause to be repaired, such damage in a manner designed to minimize interference with Tenant's occupancy (but with no obligation to employ labor at overtime or other premium pay rates). If the Leased Premises or any part thereof shall be rendered untenantable by reason of such damage, whether to the Leased Premises or the Building, the Basic Rent and Additional Charges shall proportionately abate for the period from the date of such damage to the date when such damage shall have been repaired for the portion of the Leased Premises rendered untenantable. However, if, prior to the date when all of such damage shall have been repaired, any part of the Leased Premises so damaged shall be rendered tenantable and shall be used or occupied by Tenant, then the amount by which the Basic Rent and Additional Charges shall abate shall be equitably apportioned for the period from the date of any such use.

          (b)   If as a result of fire or other casualty more than one-half (1/2) of the Building Rentable Area is rendered untenantable, Landlord within sixty (60) days from the date of such fire or casualty may terminate this Lease by notice to Tenant, specifying a date, not less than twenty (20) nor more than forty (40) days after the giving of such notice, on which the Term shall expire as fully and completely as if such date were the date herein originally fixed for the expiration of the Term, provided, however, Landlord terminates all similarly Tenants within the Building. If the Leased Premises are damaged as a result of fire or other casualty and if the damage to the Leased Premises (but not including Tenant's Special Installations or Alterations) is so extensive that such damage cannot be substantially repaired within one hundred and eighty (180) days from the date of the fire or other casualty (except for Unavoidable Delays), either Landlord or Tenant within thirty (30) days from the date of such fire or other casualty may terminate this Lease by notice to the other, specifying a date, not less than twenty (20) nor more than forty (40) days after the giving of such notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term. If either Landlord or Tenant terminates this Lease, the Basic Rent and Additional Charges shall be apportioned as of the date of such fire or other casualty. If neither Landlord nor Tenant so elects to terminate this Lease, then Landlord shall proceed to repair the damage to the Building and the damage to the Leased Premises (but not Tenant's Special Installations or Alterations), if any shall have occurred, and the Basic Rent and Additional Charges shall meanwhile be apportioned and abated all as provided in subsection (a). However, if such damage is not repaired and the Leased Premises and the Building restored to reasonably the same condition as they were prior to such damage within two hundred and seventy (270) days from the date of such damage (such 270-day period to be extended by the period of any Unavoidable Delays plus a reasonable time for adjustment of insurance losses), Tenant, within thirty (30) days from the expiration of such 270-day period (as the same may be extended), may terminate this Lease by notice to Landlord, specifying a date not more than sixty (60) days after the giving of such notice on which the Term shall expire as fully and completely as if such date were the date herein originally fixed for the expiration of the Term.

          (c)   If the Leased Premises shall be rendered untenantable to the extent of eighty percent (80%) or more by fire or other casualty during the last six (6) months of the Term, Landlord or Tenant may terminate this Lease upon notice to the other party given within ninety (90) days after such fire or other casualty specifying a day, not less than twenty (20) days nor more than forty (40) days after the giving of such notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term. If either Landlord or Tenant terminates this Lease pursuant to this subsection, the Basic Rent and Additional Charges shall be apportioned as of the date of such fire or casualty.

          (d)   Landlord shall not be required to repair or replace any of Tenant's Special Installations or Alterations or any other personal property of Tenant and no damages, compensation, or claim shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Building, but the foregoing shall not be deemed to relieve Landlord of liability for its breach of any covenant of this Lease.

          (e)   The provisions of this Section shall be considered an express agreement governing any instance of damage or destruction of the Building or the Leased Premises by fire or other casualty, and any law now or hereafter in force providing for such a contingency in the absence of express agreement shall have no application.

          (f)    Notwithstanding any other provisions of this Lease, Landlord shall not be liable or responsible for, and Tenant hereby releases Landlord and its partners, shareholders, officers, directors, agents, and employees from, any and all liability or responsibility to Tenant or any Person claiming by, through or under Tenant, unless caused by Landlord's gross negligence, by way of subrogation or otherwise, for any injury, loss, or damage to Tenant's property covered or required to be covered by a valid and collectible fire insurance policy with extended coverage endorsement. Tenant shall require its insurer(s) to include in all of Tenant's insurance policies which could give rise to a right of subrogation against Landlord a clause or endorsement whereby the insurer(s) shall waive any rights of subrogation against Landlord, and Tenant shall pay any additional premium required therefor.

          (g)   Notwithstanding any other provision of this Lease, Tenant shall not be liable or responsible for, and Landlord hereby releases Tenant and its partners, shareholders, officers, directors, agents, and employees from, any and all liability or responsibility to Landlord or any Person claiming by, through or under Landlord, unless caused by Tenant's gross negligence, by way of subrogation or otherwise, for any injury, loss, or damage to Landlord's property covered or required to be covered by a valid and collectible fire insurance policy with extended coverage endorsement. Landlord shall require its insurer(s) to include in all of Landlord's insurance policies which could give rise to a right of subrogation against Tenant a clause or endorsement whereby the insurer(s) shall waive any rights of subrogation against Tenant, and Landlord shall pay any additional premium required therefor.

          (h)   The proceeds payable under all fire and other hazard insurance policies maintained by Landlord on the Building shall belong to and be the property of Landlord, and Tenant shall not have any interest in such proceeds. Tenant agrees to look to its own fire and hazard insurance policies in the event of damage to Tenant's Special Installations or Alterations or its personal property.

        14.    CONDEMNATION

        (a)   In the event of a Taking of the whole of the Leased Premises, this Lease shall terminate as of the date of such Taking. If only a part of the Leased Premises shall be so taken then, except as otherwise provided in this subsection, this Lease shall continue in force and effect but, from and after the date of the Taking, the Basic Rent and Additional Charges shall be equitably reduced on the basis of the portion of the Leased Premises so taken. If a part of the Building shall be taken, and if either (i) the part of the Building so taken contains more than twenty-five percent (25%) of the Rentable Area of the Leased Premises immediately prior to such Taking, or (ii) in Landlord's reasonable opinion it shall be impracticable to continue to operate the Building, then Landlord, at Landlord's option, may give to Tenant within sixty (60) days after the date upon which Landlord shall have received notice of the Taking, thirty (30) days notice of termination of this Lease provided, however, Landlord terminates all similarly Tenants within the Building. If a part of the Building so taken contains more than twenty-five percent (25%) of the Rentable Area of the Leased Premises immediately prior to such Taking, or (ii) by reason of such Taking, Tenant no longer has reasonable means of access to the Leased Premises, then Tenant, at Tenant's option, may give to Landlord within sixty (60) days after the date upon which Tenant shall have received notice of such Taking, thirty (30) days notice of termination of this Lease. If thirty (30) days notice of termination is given by Landlord or Tenant, this Lease shall terminate upon the expiration of the thirty (30) day period. If this Lease is terminated pursuant to the foregoing provisions of this subsection, then, to the extent permitted by applicable law and such Taking, Tenant shall have access to the Leased Premises in order to remove Tenant's Special Installations and any other personal property then owned by Tenant and which Tenant is entitled to remove pursuant to this Lease during the period of thirty (30) days from the date Tenant is permitted access therefor. If a Taking occurs which does not result in the termination of this Lease, Landlord shall repair, alter, and restore the remaining portions of the Leased Premises to their former condition to the extent that the same may be feasible.

        (b)   Landlord shall have the exclusive light to receive any and all awards made for damages to the Leased Premises and the Building accruing by reason of a Taking or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all of Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant's name and behalf all such further assignments thereof. However, Tenant shall have the right to make its own claim against the condemning authority for a separate award for the value of any of Tenant's Special Installations and Alterations, for moving and relocation expenses and for such business damages and/or consequential damages as may be allowed by law which do not constitute part of the compensation for the Building and do not diminish the amount of the award to which Landlord would otherwise be entitled.

        (c)   If the Leased Premises or any portion thereof is rendered untenantable due to a Taking or if Tenant is prevented from accessing the Leased Premises due to a Taking and this Lease is not terminated, then the Basic Rent and any additional rent reserved herein shall be abated in proportion to the untenantable area of the Premises for the duration of such Taking.

        15.    ASSIGNMENT AND SUBLETTING

        Tenant shall not mortgage, pledge, encumber, sell, assign, or transfer this Lease, in whole or in part, by operation of law or otherwise, or sublease all or any part of the Leased Premises, without Landlord's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant agree that the specific provisions of this paragraph 15 are reasonable grounds for withholding consent. In all events no such assignment shall be valid unless, prior to the commencement of the subject sub-lease or the occupancy by the subject sub-tenant Tenant shall deliver to Landlord (i) a duplicate original instrument of assignment in form reasonably satisfactory to Landlord, duly executed by Tenant, and (ii) an instrument in form attached hereto as Exhibit I, duly executed by the Tenant and the assignee or sub-tenant, in which such assignee or sub-tenant shall agree, among other things, to observe and perform, and to be bound by, all of the terms, covenants, and conditions of this Lease on Tenant's part to be observed and performed accruing after the date of such assignment and whether or not relating to such assignment, and to deliver all payments due to Tenant under the subject sub-lease directly to Landlord upon receipt of written notice from Landlord.

        (a)    Right to Sublease:    Tenant shall have the right to sublease or assign this Lease in whole, or in part, to its wholly owned subsidiaries or other entities which are in common control with Tenant or the Lease Guarantors, or to any corporation which is a successor to or assignee of Tenant by acquisition, merger or consolidation without Landlord's approval (a "Permitted Transfer"). However, in all events

Tenant and the Lease Guarantors shall remain primarily liable under the lease unless Landlord agrees in writing to replace Tenant and all Lease Guarantors as the primary party obligated under the Lease, which agreement by Landlord shall not be unreasonably withheld, conditioned, or delayed.

        (b)    Restrictions on Sub-leasing:    It is understood and agreed that the overall make up of tenants and the size of sub-leased spaces within the Building is subject to the Landlord's sole and reasonable judgment and approval, not to be unreasonably withheld, conditioned, or delayed. The Landlord reserves the right to deny approval of a sub-lease to any party that the Landlord does not reasonably deem compatible as a tenant of the Building. Further, Landlord shall not be required to approve any sub-lease to a party that Landlord does not deem financially qualified to perform it's obligations under the sub-lease or the Lease, as reasonably determined by Landlord.

        (c)    Prior to Offering:    In connection with any request by Tenant for consent to sublet all or any portion of the Leased Premises, Tenant shall, at least thirty (30) days prior to offering any space for sub-lease, submit to Landlord, in writing, a notice of Tenant's desire to sub-lease a portion of the Leased premises containing such information as the amount of proposed sub-lease space, the location of the proposed sub-lease space, an as-built floor plan of the proposed sub-lease space, the terms to be sought by Tenant under a sub-lease for the proposed sub-lease space, and the date of availability of the proposed sub-lease space. Landlord shall have the First Right of Refusal to all such space, as set forth below.

        (d)    Sub-tenant Identification:    Upon identifying a proposed sub-lease tenant (a "Proposed Sub-tenant") or a proposed assignee (a "Proposed Assignee") Tenant shall submit to Landlord, in writing, a statement containing the name of the Proposed Assignee or Sub-tenant, such information as to its financial responsibility and standing of the Proposed Assignee or Sub-tenant as Landlord may require (including financial statements and information regarding the proposed Sub-Tenant), and all of the terms and provisions upon which the proposed assignment or sublease is to be made, and a floor plan delineating the proposed sublease area.

        (e)    Sub-lease Profits:    Any profits from generating additional rent under such sub-lease by the sub-tenant shall be the shared fifty percent (50%) by Tenant and fifty percent (50) by Landlord. The profits, if any, will be those remaining after deducting Tenant's costs of sub-leasing, including only the commissions due the broker representing the sub-tenant, sub-tenant improvements paid for by Tenant above those provided by Landlord, and other monetary concessions made to the subject sub-tenant (the "Sub-lease costs") from the actual rent and payables under the Sub-lease. Any profits generated by the sale of special services provided by Landlord, including but not limited after hours HVAC services, to any sub-tenant of Tenant shall be the sole property of Landlord. In all events any sub-tenant shall be required to execute a sub-lease acknowledgement agreement in the form attached hereto as Exhibit I.

        (f)    Mortgagee Approval:    In all events all proposed sub-leases of the Leased Premises shall be subject to the reasonable approval of any lender of Landlord that holds a mortgage on the Building, if such approval is required of Landlord under the terms of this Lease.

        (g)    First Right of Refusal:    The Landlord shall at all times have the right of first refusal upon any portion of the Leased Premises that Tenant desires to sub-lease which right of first refusal may be assigned by Landlord. In the event the Landlord exercises this option the terms of the subject sub-lease shall be those readily available to Tenant from a third party. The foregoing portion of this sub-paragraph (g) shall not apply to Permitted Transfers.

        (h)    Invalid Transfers:,    Any attempted transfer, assignment, sub-leasing, mortgaging or encumbering of this Lease in violation of the provisions of this Section shall be void and confer no rights upon any third person. No permitted assignment or subletting shall relieve Tenant of any of its obligations under this Lease, except as specifically provided for herein. Subject to the provisions of this paragraph 15, Landlord and Tenant agree that (i) any consideration paid to Tenant in connection with a sub-leasing of all or any part of the Leased Premises which is attributable to an increase in the rental value of the Leased Premises over and above the Basic Rent and Additional Charges payable under this Lease, and (ii) any consideration paid to Tenant or any sub-tenant or other Person claiming through or under Tenant in connection with an assignment of the Tenant's interest in this Lease or the interest of any sub-tenant or other Person claiming though or under Tenant under any sub-lease, shall accrue to the benefit of Landlord and not to the benefit of Tenant, or any sub-tenant or other Person claiming through or under Tenant, or the creditors of Tenant or of any such sub-tenant or other Person claiming through or under Tenant

        (i)    Transfer of Control:    If Tenant is a corporation, any transfer of any of Tenant's issued and outstanding capital stock or any issuance of additional capital stock, as a result of which the majority of the issued and outstanding capital stock of Tenant is held by a Person or Persons who do not hold a majority of the issued and outstanding capital stock of Tenant on the date hereof, shall be deemed an assignment under this Section 15. If Tenant is a partnership, or limited liability company, any transfer of any interest in the partnership, or limited liability company, or any other change in the composition of the partnership, or limited liability company, which results in a change in the control of Tenant from the Person or Persons controlling the partnership, or limited liability company, on the date hereof, shall be deemed an assignment under this Section 15. The provisions of this subsection (i) shall not apply to Permitted Transfers.

        (j)    Obligations of Assignee or Subtenant:    If Tenant's interest in this Lease is assigned, whether or not in violation of the provisions of this Section, Landlord may collect rent from the assignee; if the Leased Premises or any part thereof are sub-leased to, or occupied by, or used by, any Person other than Tenant, whether or not in violation of this Section, Landlord, may at its option collect rent from the sub-tenant, user or occupant. In either case, Landlord shall apply the amount collected to the rents reserved in this Lease, but neither any such assignment, sub-leasing, occupancy, or use, whether with or without Landlord's prior consent, nor any such collection or application, shall be deemed a waiver of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, sub-tenant, occupant or user as tenant. The consent by Landlord to any further assignment or sub-leasing shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment or sub-leasing. The listing of any name other than that of Tenant on any door of the Leased Premises or on any directory in the Building, or otherwise, shall not operate to vest in the Person so named any right or interest in this Lease or in the Leased Premises or be deemed to constitute, or serve as a substitute for, any prior consent of Landlord required under this Section, and it is understood that any such listing shall constitute a privilege extended by Landlord which shall be revocable at Landlord's will by notice to Tenant, except where there exists a valid sublease. Neither an assignment of Tenant's interest in this Lease nor a sub-leasing, occupancy or use of the Leased Premises or any part thereof by any Person other than Tenant, nor the collection of rent by Landlord from any Person other than Tenant as provided in this subsection, nor the application of any such rent as provided in this subsection shall, in any circumstances, relieve Tenant from its obligation fully to observe and perform the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed.

        16.    DEFAULT PROVISIONS

        (a)   Each of the following events shall be deemed to be, and is referred to in this Lease as, an "Event of Default":

          (1)   A default by Tenant in the due and punctual payment of any Basic Rent or Additional Charges, which continues for more than five (5) days after such Basic Rent or Additional Charges shall be due and payable; or

          (2)   The neglect or failure of Tenant to perform or observe any of the terms, covenants, or conditions contained in this Lease on Tenant's part to be performed or observed (other than those referred to in paragraph (1) above) which is not remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant written notice specifying such neglect or failure; or if such condition can not practically be remedied within said thirty (30) day period Tenant shall have sixty (60) days from the date of such notice to remedy the condition provided Tenant timely commences and diligently prosecutes such remedy unless the nature of such condition requires it to be remedied in a shorter period of time: or: or

          (3)   The assignment, transfer, mortgaging, or encumbering of this Lease or the sub-leasing of any or all of the Leased Premises in a manner not strictly in accordance with and permitted by Section 15; or

          (4)   The taking of this Lease or the Leased Premises, or any part thereof, upon execution or by other process of law directed against Tenant, or upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, which execution or attachment shall not be discharged or disposed of within sixty (60) days after the levy thereof; or

          (5)   The abandonment of the Leased Premises by Tenant.

          (6)   The failure of any sub-tenant occupying any portion of the Leased Premises to comply with each and every provision of this Lease or the Default of any sub-tenant under any sub-lease agreement, subject to the applicable cure periods of this Lease, which Tenant shall always have the right to cure.

        (b)   Upon the occurrence of an Event of Default, Landlord shall have the right, at its election, then or at any time thereafter while such Event of Default shall continue, either:

          (1)   To give Tenant written notice that this Lease will terminate on a date to be specified in such notice, which date shall not be less than thirty (30) days after such notice, and on the date specified in such notice Tenant's right to possession of the Leased Premises shall cease and this Lease shall thereupon be terminated, but Tenant shall remain liable as provided in subsection (c);or

          (2)   Without demand or notice, to re-enter and take possession of the Leased Premises, or any part thereof, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant a right to occupy the Leased Premises, and remove the effects of both or either, either by summary proceedings, or by action at law or in equity or by force (if necessary) or otherwise, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenant.

        If Landlord elects to re-enter the Leased Premises as set forth above, Landlord may terminate this Lease, or, from time to time, without terminating this Lease, may release the Leased Premised, or any part thereof, as agent for Tenant for such term or terms and conditions as Landlord may deem advisable, with the right to make alterations and repairs to the Leased Premises. No such re-entry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant as set forth above or unless the termination thereof be decreed by a court of competent jurisdiction. Tenant waives any right to the service of any notice of Landlord's intention to re-enter provided for by any present or future law.

        (c)   If Landlord terminates this Lease pursuant to subsection (b), Landlord shall have the option to accelerate and declare the entire amount of all Basic Rent and Additional Charges provided for herein until the date this Lease would have expired had such termination not occurred as the total rental set forth in Section (a) (1) of this Paragraph as due and payable forthwith. Tenant shall be liable (in addition to accrued liabilities) to the extent legally permissible for (i) the sum of (A) all Basic Rent and Additional Charges provided for in this Lease until the date this Lease would have expired had such termination not occurred, and (B) any and all reasonable expenses incurred by Landlord in re-entering the Leased Premises, repossessing the same, making good any default of Tenant, painting the same, adjoining the same with any adjacent space for any new tenants, putting the same in proper repair, re-letting the same (including any and all reasonable attorneys' fees and disbursements and reasonable brokerage fees incurred with so doing), and any and all expenses which Landlord may incur during the occupancy of any new tenant (other than expenses of a type that are Landlord's responsibility under the terms of this Lease); less (ii) the net proceeds of any re-lotting.

        In addition to the foregoing, Tenant shall pay to Landlord such sums as the court which has jurisdiction thereover may adjudge reasonable as attorney's fees with respect to any successful law suit or action instituted by Landlord to enforce the provisions of this Lease. Landlord shall have the right, at its sole option, to release the whole or any part of the Leased Premises for the whole of the un-expired Term, or longer, or from time to time for shorter periods, for any rental then obtainable, giving such concessions of rent and making such special repairs, alterations, decorations, and paintings for any new tenant as Landlord, in its sole and absolute discretion, may deem advisable. Tenant's liability as aforesaid shall survive the institution of summary proceedings and the issuance of any warrant thereunder. Landlord shall be under no obligation to re-lease the Leased Premises, but agrees to use its best efforts to do so.

        (d)   Notwithstanding the terms and conditions of this Paragraph 16, with regard only to an Event of Default as set forth in Paragraph 16 (a) (1), Landlord shall provide Tenant written notice of such Event of Default and the right to cure such Event of Default by payment of all amounts due Landlord within fifteen (15) business days after such notice is given (as set forth in Paragraph 30 (d)) once in any calendar year.

        17.    BANKRUPTCY TERMINATION PROVISION

        This Lease shall automatically terminate and expire, without the performance of any act or the giving of any notice by Landlord, upon the occurrence of any of the following events: (1) Tenant's admitting in writing its inability to pay its debts generally as they become due, or (2) the commencement by Tenant or any Lease Guarantor of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or (3) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Tenant or any Lease Guarantor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60)) consecutive days, or (4) Tenant's making an assignment of all or a substantial part of its property for the benefit of its creditors, or (5) Tenant's or any Lease Guarantor's seeking or consenting to or acquiescing in the appointment of, or the taking of possession by, a receiver, trustee or custodian for all or a substantial part of its property, or (6) the entry of a court order without Tenant's or any Lease Guarantor's consent, which order shall not be vacated, set aside or stayed within sixty (60) days from the date of entry, appointing a receiver, trustee, or custodian for all or a substantial part of its property. The provisions of this Section shall be construed with due recognition for the provisions of the federal bankruptcy laws, where applicable, but shall be interpreted in a manner which results in a termination of this Lease in each and every instance, and to the fullest extent that such termination is permitted under the federal bankruptcy laws, it being of prime importance to the Landlord to deal only with tenants who have, and continue to have, a strong degree of financial strength and financial stability.

        18.    LANDLORD MAY PERFORM TENANT'S OBLIGATIONS    If Tenant shall fail to keep or perform any of its obligations as provided in this Lease in respect to (a) maintenance of insurance, (b) repairs and maintenance of Leased Premises, (c) compliance with Legal Requirements, or (d) the making of any other payment or performance of any other obligation, then Landlord may (but shall not be obligated to) upon the continuance of such failure on Tenant's part for ten (10) days after written notice to Tenant (or after such additional period, if any, as Tenant may reasonably require to cure such failure if of a nature which cannot be cured within said 10-day period), or without notice in the case of an emergency, and without waiving or releasing Tenant from any obligation, and as an additional but not exclusive remedy, make any such payment or perform any such obligation and all sums so paid by Landlord and all necessary incidental costs and expenses, including attorney's fees, incurred by Landlord in making such payment or performing such obligation, together with interest thereon from the date of payment at the Default Interest Rate, shall be deemed additional rent and shall be paid to the Landlord on demand, or at Landlord's option may be added to any installment of Basic Rent thereafter falling due, and if not so paid by Tenant, Landlord shall have the same rights and remedies as in the case of a default by Tenant in the payment of Basic Rent.

        19.    SECURITY DEPOSIT

        (a)   Upon execution of this Lease, Tenant shall pay Landlord a Security Deposit equal to one (1) month rent in cash.

        (b)   As consideration for Landlord entering into this Lease Agreement the Tenant hereby expressly waives and relinquishes any and all right Tenant may have to earn interest on the cash Security Deposit delivered to Landlord. The Landlord shall be free from any restrictions of any kind whatsoever on the use of the cash Security Deposit and shall not be required to hold the cash Security Deposit in a special account (or in any account) and may utilize the cash Security Deposit as its own funds.

        (c)   Tenant hereby deposits with Landlord the Security Deposit, as security for the prompt, full, and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder. If an Event of Default occurs, Landlord may use, apply, or retain the whole or any part of the Security Deposit for the payment of (i) any Basic Rent or Additional Charges which Tenant may not have paid or which may become due after the occurrence of such Event or Default. (ii) any sum expended by Landlord on Tenant's behalf in accordance with the provisions of this Lease (including the reimbursement of the Tenant Improvement Allowance provided by Landlord), or (iii) any sum which Landlord may expend or be required to expend by reason of Tenant's default, including damages or deficiency in the releasing of the Leased Premises as provided in Section 16. The use, application, or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purpose set forth above, Tenant agrees, within ten (10) days after a written demand therefore is made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount.

        (d)   If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant within thirty (30)days after the expiration of the Term, without interest. In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Security Deposit, or the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant's interest in this Lease or the Security Deposit. In such event, upon the return of the Security Deposit (or balance thereof) to the original Tenant, Landlord shall be completely relieved of liability under this Section.

        (e)   In the event of a transfer of Landlord's interest in the Leased Premises, Landlord shall have the right to transfer the Security Deposit to the transferee thereof subject to sub-paragraph (d) above. In such event, upon the delivery by Landlord to Tenant of such transferee's written acknowledgement of its receipt of such Security Deposit, Landlord shall be deemed to have been released by Tenant from all liability or obligation for the return of such Security Deposit, and Tenant agrees to look solely to such transferee for the return of the Security Deposit and the transferee shall be bound by all provisions of this Lease relating to the return of the Security Deposit.

        (f)    The Security Deposit shall not be mortgaged, assigned, or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord, which may be withheld by Landlord in its sole discretion.

        20.    SUBORDINATION

        (a)   This Lease and Tenant's interest hereunder shall have priority over, and be senior to, the lien of any Mortgage made by Landlord after the date of this Lease. However, if at any time or from time to time during the Term, a Mortgagee or prospective Mortgagee requests that this Lease be subject and subordinate to its Mortgage, and if Landlord consents to such subordination, this Lease and Tenant's interest hereunder shall be subject and subordinate to the lien of such Mortgage and to all renewals, modifications, replacements, consolidations, and extensions thereof and to any and all advances made thereunder and the interest thereon. Tenant agrees that, within ten (10) days after receipt of a written request therefor from Landlord, it will, from time to time, execute and deliver any instrument or other document required by any such Mortgagee to subordinate this Lease and its interest in the Leased Premises to the lien of such Mortgage, provided any such instrument or other document is in form and content as would be customary in the industry and does not materially modify or amend the terms and conditions of this lease. If, at any time or from time to time during the Term, a Mortgagee of a Mortgage made prior to the date of this Lease shall request that this Lease have priority over the lien of such Mortgage, and if Landlord consents thereto, this Lease shall have priority over the lien of such Mortgage and all renewals, modifications, replacements, consolidations, and extensions thereof and all advances made thereunder and the interest thereon, and Tenant shall, within ten (10) days after receipt of a written request therefor from Landlord, execute, acknowledge and deliver any and all documents and instruments confirming the priority of this Lease, provided any such instrument or other document is in form and content as would be customary in the industry and does not materially alter the terms and conditions of this lease. In addition, the Mortgagee of a Mortgage which has priority over this Lease shall have the right, at its option, to subordinate the lien of its Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to that effect among the applicable Land Records. In any event, however, if this Lease shall have priority over the lien of a first Mortgage, this Lease shall not become subject or subordinate to the lien of any subordinate Mortgage, and Tenant shall not execute any subordination documents or instruments for any subordinate Mortgagee, without the written consent of the first Mortgagee.

        (b)   This Lease and Tenant's interest hereunder shall be subject and subordinate to each and every ground or underlying lease hereafter made of the Building or the land on which it is constructed, or both, and to all renewals, modifications, replacements, and extensions thereof. Tenant agrees that, within ten (10) days after receipt of written request therefor from Landlord, it will, from time to time, execute, acknowledge and deliver any instrument or other document required by any such lessor to subordinate this Lease and its interest in the Leased Premises to such ground or underlying lease, provided any such instrument or other document is in form and content as would be customary in the industry and does not materially modify or amend the terms and conditions of this lease.

        (c)   If (i) the Building, or any part thereof, or the land on which the Building is constructed, or the Landlord's leasehold estate in the Building, is at any time subject to a first Mortgage, and Landlord has entered into an assignment of this Lease to the holder of said first Mortgage, and (ii) the Tenant is given written notice of such assignment, including the name and address of the assignee, then, in that event, Tenant shall not terminate this Lease or make any abatement in the Basic Rent payable hereunder for any default on the part of the Landlord without first giving written notice, in the manner provided elsewhere in this Lease for the giving of notice, to such first Mortgagee, specifying the default in reasonable detail, and affording such first Mortgagee a reasonable opportunity to make performance, at its election, for and on behalf of the Landlord.

        21.    ATTORNMENT

        In the event of (a) a transfer of Landlord's interest in the Leased Premises, (b) the termination of any ground or underlying lease of the Building or the land on which it is constructed, or both, or (c) the purchase of the Building or Landlord's interest therein in a foreclosure sale or by deed in lieu of foreclosure under any Mortgage or pursuant to a power of sale contained in any Mortgage, then in any of such events Tenant shall, upon demand by the owner of the Building or the land on which it is constructed, or both, attorn to and recognize the transferee or purchaser of Landlord's interest or the lessor under the terminated ground or underlying lease, as the case may be, as Landlord under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct lease between such person, as "Landlord," and Tenant, as "Tenant," except that such lessor, transferee or purchaser shall not be liable for any act or omission of Landlord prior to such lease termination or prior to such person's succession to title, nor be subject to any offset, defense or counterclaim accruing prior to such lease termination or prior to such person's succession to title, nor be bound by any payment of Basic Rent or Additional Charges prior to such lease termination or prior to such person's succession to title for more than one (1) month in advance. Tenant shall, upon request by Landlord or the transferee or purchaser of Landlord's interest or the lessor under the terminated ground or underlying lease, as the case may be, execute and deliver an instrument or instruments confirming the foregoing provisions of this Section, provided any such instrument or other document is in form and content as would be customary in the industry and does not materially modify or amend the terms and conditions of this lease. Tenant hereby waives the provisions of any present or future law or regulation which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease, or the obligations of Tenant hereunder, upon or us a result of the termination of any such ground or underlying lease or the completion of any such foreclosure and sale.

        22.    QUIET ENJOYMENT

        Landlord covenants that Tenant, upon paying the Basic Rent and the Additional Charges provided for in this Lease, and upon performing and observing all of the terms, covenants, conditions, and provisions of this Lease on Tenant's part to be kept, observed and performed, shall quietly hold, occupy, and enjoy the Leased Premises during the Term without hindrance, ejection, or molestation by Landlord or any party lawfully claiming through or under Landlord. Landlord will provide Tenant a reasonable non-disturbance agreement from any current and/or future mortgagees. In connection therewith Tenant shall execute documents reasonably requested by such lender, provided any such instrument or other document is in form and content as would be customary in the industry and does not modify or amend the terms and conditions of this lease.

        23.    LANDLORD'S RIGHT OF ACCESS TO LEASED PREMISES

        (a)   Landlord and its agents shall have the following rights in and about the Leased Premises: (i) to enter the Leased Premises at all reasonable times and with reasonable notice (which shall be at least two days except in the case of emergency) to examine the Leased Premises or for any of the purposes set forth in this section or for the purpose of performing any obligation of Landlord under this Lease or exercising any right or remedy reserved to Landlord in this Lease, and if Tenant, its officers, partners, agents, or employees shall not be personally present or shall not open and permit an entry into the Leased Premises at any time when such entry shall be necessary or permissible, to use a master key or forcibly to enter the Leased Premises; (ii) to erect, install, use, and maintain pipes, ducts, and conduits in and through the Leased Premises which, when completed, will not substantially interfere with the use or appearance or materially reduce the space afforded to Tenant in the Leased Premises; (iii) to exhibit the Leased Premises to others at reasonable times and for reasonable purposes; (iv) to make such decorations, repairs, alterations, improvements, or additions, or to perform such maintenance, including, but not limited to, the maintenance of all heating, air-conditioning, elevator, plumbing, electrical and other mechanical facilities installed by Landlord, as Landlord may deem necessary or desirable; (v) to take all materials into and upon the Leased Premises that may be required in connection with any such decorations, repairs, alterations, improvements, additions, or maintenance; and (vi) to alter, renovate and decorate the Leased Premises at any time during the Term if Tenant shall have removed all or substantially all of Tenant's property from the Leased Premises. Landlord agrees to give prior notice before it exercises its rights under this subsection, except that Landlord may enter the Leased Premises without notice in the case of an emergency. In making such an entry, Landlord agrees to use reasonable efforts to avoid interfering with the regular and usual conduct of the Tenant's business. Tenant shall at all times have the option of accompanying Landlord or its agents when Landlord or its agents enter the Leased Premises.

        (b)   All parts (except surfaces facing the interior of the Leased Premises) of all walls, windows, and doors bounding the Leased Premises (including exterior Building walls, corridor walls, doors, and entrances), all balconies, terraces, and roofs adjacent to the Leased Premises, all space in or adjacent to the Leased Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, and air-conditioning, plumbing, electrical, and other mechanical facilities installed by Landlord, service closets and other Building facilities, and the use thereof, as well as access thereto through the Leased Premises for the purposes of operation, maintenance, alteration, and repair, are hereby reserved to Landlord. Nothing contained in this Section shall impose any obligation upon Landlord with respect to the operation, maintenance, alteration, or repair of the Leased Premises or the Building.

        (c)   The exercise by Landlord or its agents of any right reserved to Landlord in this Section shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or its agents, or upon any lessor under any ground or underlying lease, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise. Landlord agrees to exercise its rights under this Section in a manner designed to minimize interference with Tenant's normal business operations, without any obligation, however, to employ labor at overtime or other premium pay rates. Landlord shall take reasonable steps to insure that the exercise by Landlord or its agents of any right reserved to Landlord in this Section does not interfere with the Tenant conducting its business.

        24.    LIMITATION ON LANDLORD'S LIABILITY

        (a)   Except for damages resulting from the willful or negligent act or omission of Landlord, its agents and employees, Landlord shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, guests or trespassers, for any damage or loss to the property of Tenant or others located on the Leased Premises, or in the Building or the land on which it is built, or for any accident or injury to Persons in the Leased Premises or the Building, resulting from the necessity of repairing any portion of the Building; the use or operation (by Tenant or any other Person or Persons whatsoever) of any elevators, or heating, cooling, electrical or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Building or the Leased Premises; any fire, robbery, theft, and/or any other casualty; any leaking in any part of the Leased Premises; any water, gas, steam, fire, explosion, electricity or falling plaster; the bursting, stoppage or leakage of any pipes, sewer pipes, drains, conduits, appliances or plumbing works; or any other cause whatsoever.

        (b)   Landlord shall not be required to perform any of its obligations hereunder, nor be liable for loss or damage for failure to do so, nor shall Tenant be released from any of its obligations under this Lease because of the Landlord's failure to perform, where such failure arises from or through Unavoidable Delays or Legal Requirements. If Landlord is so delayed or prevented from performing any of its obligations during the Term, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation.

        25.    ESTOPPEL CERTIFICATES

        Tenant agrees from time to time, within ten (10) days after written request therefor by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying to Landlord, any Mortgagee, assignee of a Mortgagee, or any purchaser of the Building or the land on which it is constructed, or both, or any other Person designated by Landlord, as of the date of such statement, to the extent of Tenant's knowledge (i) that Tenant is in possession of the Leased Premises; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and setting forth such modifications); (iii) whether or not there are then existing any set-offs or defenses known to Tenant against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant, hereunder (and, if so, specifying the same in detail); (iv) the dates, if any, to which any Basic Rent or Additional Charges have been paid in advance; (v) that Tenant has no knowledge of any uncured defaults on the part of Landlord under this Lease

(or, if Tenant has such knowledge, specifying the same in detail); (vii) the amount of any Security Deposit held by Landlord; and (viii) any additional facts reasonably requested by any such Mortgagee, assignee or a Mortgagee or purchaser.

        Landlord agrees from time to time, within ten (10) days (or as soon as reasonably practical but not more then thirty (30) days), after written request therefor by Tenant to execute, acknowledge and deliver to Tenant a statement in writing certifying to Tenant, any Mortgagee, assignee of a Mortgagee, or any purchaser of or successor in interest to Tenant, or any other Person designated by Tenant, as of the date of such statement, to the extent of Landlord's actual knowledge (i) that Landlord is the owner of the Building and the Land; (ii) that Tenant is in possession of the Leased Premises; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and setting forth the dates of such modifications); (iii) the dates, if any, to which any Basic Rent or Additional Charges have been paid in advance; and (iv) the amount of any Security Deposit held by Landlord;

        26.    SURRENDER OF LEASED PREMISES

        (a)   Tenant shall, on or before the last day of the Term, except as otherwise expressly provided elsewhere in this Lease, remove all of its property and peaceably and quietly leave, surrender and yield up to the Landlord the Leased Premises, free of sub-tenancies, broom clean and in good order and condition except for reasonable wear and tear, damage by fire or other casualty, or conditions requiring repair by Landlord hereunder at Landlord's expense.

        (b)   The provisions of this Section shall survive any expiration or termination of this Lease.

        27.    HOLDING OVER

        If Tenant shall hold over possession of the Leased Premises after the end of the Term, Tenant shall be deemed to be occupying the Leased Premises as a Tenant from month to month, at 110% of the Basic Rent, adjusted to a monthly basis, and subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable, or as the same shall be adjusted, to a month-to-month tenancy. Notwithstanding the immediately preceding sentence the Tenant shall have the right to hold over for a period of up to two (2) months following the expiration of the Lease Term, or any extension thereof, at 100% of the Base Rent in effect during the last month of the previous Lease Term with six (6) months written notice to Landlord. Thereafter the holdover rent will be at 110% of the Base Rent in effect during the last month of the previous Lease Term plus consequential damages, if any.

        28.    PARKING

        Tenant will have the right to utilize Tenant's Proportionate Share of the reserved and un-reserved parking spaces in the project's parking structure and in the surface parking lots at no cost during the initial Lease Term. Throughout the Term, Tenant and/or its employees shall have the right, without additional cost, to park their automobiles in the surface and garage parking areas provided for the Building. Such parking spaces shall be available on a first-come, first-served basis, subject however, to the rights of any other tenant of the Building to park automobiles in reserved parking spaces as provided in its lease. Landlord shall use good faith, reasonable efforts to insure that Tenant continuously is able to use Tenant's Proportionate Share of the parking spaces. Landlord reserves the right, at any time or from time to time during the Term, to establish reserved parking spaces for the tenant's in the Building on part of or all of the parking spaces on the Property and in such event Tenant shall utilize only those reserved spaces assigned to Tenant, Landlord reserves the right, at any time or from time to time during the Term, to control access to the surface and garage parking areas, by use of mechanical or electric devices or otherwise, to tenants of the Building and their employees, provided that Landlord shall reserve at least sixteen (16) parking spaces for parking of visitors of the Building. If at any time during the Term, Landlord implements a controlled access system for the

Building parking areas, Tenant shall have the right without additional cost, to use unassigned parking spaces in the structured parking and the surface parking lots based on Tenant's Proportionate Share. Neither Tenant nor any of its employees shall use any of the parking facilities for storage of vehicles (or any other item such as boats or trailers) or park its or their automobiles in any portion of the Building parking areas reserved for visitor or handicapped parking or for parking of automobiles belonging to other tenants of the Building. Tenant shall be provided reserved parking spaces (including covered parking spaces) as detailed on the Reserved Parking Plan attached hereto as EXHIB1T G.

        29.    LEASING COMMISSION

        Landlord and Tenant each represent and warrant to the other that neither of them has employed any broker in carrying on the negotiations relative to this Lease. Landlord and Tenant shall each indemnify and hold harmless the other from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

        30.    GENERAL PROVISIONS

        (a)   The covenants, conditions, agreements, terms and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and, subject to the provisions of Section 15, each of their respective personal representatives, successors and assigns.

        (b)   Tenant agrees to provide Landlord with reasonable documentation evidencing the Tenant's financial viability and good standing as may be requested from time to time by Landlord or Landlord's mortgage holder.

        (c)   It is the intention of the parties hereto that this Lease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

        (d)   No failure by Landlord to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by the Landlord of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term, covenant, agreement, provision, condition, limitation, right or remedy. No term, covenant, agreement, provision, condition or limitation of this Lease to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord or by Tenant, as the case may be. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant, agreement, provision, condition and limitation of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

        (e)   No notice, request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and is delivered in person or sent by registered or certified mail, return receipt requested, first-class postage prepaid, or by recognized overnight carrier, (1) if to Landlord, at Landlord's Notice Address, or (2) if to Tenant, at Tenant's Notice Address, or at any other address that may be given by one party to the other by notice pursuant to this subsection. Such notices, if sent by registered or certified mail, shall be deemed to have been given two (2) business after the date of deposit in the U.S. Mail and if sent by overnight courier shall be deemed to have been given one (1) business after the date of deposit with the overnight courier.

        (f)    It is understood and agreed by and between the parties hereto that this Lease contains the Final and entire agreement between said parties, and that they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained. It is understood and agreed, however, that the terms hereof shall be modified, if so required, for the purpose of complying with or fulfilling the requirements of any Mortgagee secured by a first Mortgage that may now be or hereafter become a lien on the Building, provided, however, that such modification shall not be in substantial derogation or diminution of any of the rights of the parties hereunder, nor increase any of the obligations or liabilities of the parties hereunder.

        (g)   Tenant hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by Landlord on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant and/or Tenant's use or occupancy of the Leased Premises. Tenant also agrees to waive any and all counterclaims Tenant may have in any suit for possession by Landlord; it being understood that the subject of any such counterclaim may be asserted by Tenant but only in a separate action brought by Tenant against Landlord.

        (h)   Tenant hereby waives any objection to the venue of any action filed by Landlord against Tenant in any state or federal court in the jurisdiction in which the Building is located, and Tenant further waives any right, claim or power, under the doctrine of forum non conveniens or otherwise, to transfer any such action filed by Landlord to any other court.

        (i)    Not Used.

        (j)    If Tenant is a corporation, concurrently with the signing of this Lease, it shall furnish to Landlord certified copies of the resolutions of its Board of Directors (or of the executive committee of its Board of Directors) authorizing Tenant to enter into this Lease; and it shall furnish to Landlord evidence (reasonably satisfactory to Landlord and its counsel) that Tenant is a duly organized corporation in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business in good standing in the Commonwealth of Virginia, has the power and authority to enter into this Lease, and that all corporate action requisite to authorize Tenant to enter into this Lease has been duly taken.

        (k)   Time is strictly of the essence in the performance of all Tenant's obligations under this Lease.

        (l)    Wherever appropriate herein, the singular includes the plural and the plural includes the singular.

        (m)  If any provision of this Lease shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

        (n)   The captions in this Lease are for convenience only and shall not affect the interpretation of the provisions hereof.

        (o)   This Lease is not intended to create a partnership or joint venture between Landlord and Tenant in the conduct of their respective business.

        (p)   Notwithstanding any provision to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Building in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Leased Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Leased Premises, shall be limited to such estate and property of Landlord. No other properties or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Leased Premises, and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord's attorneys.

        (q)   This Lease may be executed in several counterparts, but all counterparts shall constitute one and the same instrument.

        (r)   Any option or right of first refusal contained in this Lease, if any, including but not limited to any option or right of first refusal in connection with extending the Term, terminating before the expiration of the Term, or expanding, must be exercised by Tenant on or before the date specified for so doing in this Lease (the "Option Date"), by Tenant's execution on or before the Option Date of final Lease modification documents effectuating the changes to this Lease required by such option or right of first refusal. Any notice by Tenant of its intent to exercise any such option or right of first refusal shall be void if Tenant does not execute final Lease modification documents on or before the Option Date or, at the option of Landlord, if on the date of Tenant's Notice or the Option Date there exists an Event of Default.

        30.    BUILDING OWNERSHIP CHANGES

        It is understood and agreed that the common ownership and control of the Landlord and the Tenant is in contributing factor to the Landlord agreeing to lease the Leased Premises to Tenant and Tenant agreeing to lease the Leased Premises from Landlord. Accordingly, notwithstanding anything else contained herein, or elsewhere provided for, it is agreed that in the event Landlord sells the Building (a "Landlord Transfer") during the Term the following shall apply:

        (a)   the Operating Expenses that are the responsibility of Tenant as set forth in paragraph 1(b) hereof for any calendar year that completes after the date of a Landlord Transfer shall be capped (and shall not exceed) the amount of such Operating Expenses that were the responsibility of the Tenant in the preceding calendar year.

        (b)   the profits generated by the sub-lease of the Leased Premises by Tenant shall belong to Tenant and shall not be shared between Tenant and Landlord as set forth in paragraph 15(e) hereof.

        (c)   sub-paragraphs 15(c), 15(g), 15(f), and 30(b) shall be deleted in their entirety.

        (d)   the amount that Tenant may be liable to Landlord in the event of a monetary default by Tenant that results in the Tenant be evicted from the Lease Premises shall be limited to an amount equal to all un-amortized Tenant Improvement Costs incurred by Landlord plus a termination fee of fifty thousand ($50,000.00), plus all reasonable fees of Landlord's counsel and all applicable court costs.

        However, it is agreed and understood that the provisions of sub-paragraphs 30(a), (b), (c), and (d) above are intended for the sole benefit of the Tenant and the Lease Guarantors and their respective current shareholders. In the event that the shareholders (including their respective estates) of the Tenant or the Lease Guarantors whom hold a majority of the outstanding shares of company stock no longer own a majority of the outstanding shares of company stock, or otherwise lose their controlling interest and rights to management of the Tenant and the Lease Guarantor (a "Tenant Transfer") during the Term the provisions of this Paragraph 30 shall be null and void and of no consequence as if never included in this Lease.

        IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed by their duly authorized partners or officers as set forth below:

Seen and agreed this 30 day of April, 2002
Tenant: Comstock-Homes, Inc.
By:	/s/ GREGORY BENSON	Witness:	/s/ KELLY WYCHE
Name: Gregory Benson
Title: President		Name:	/s/ KELLY WYCHE
Seen and agreed this 30 day of April, 2002
Lease Guarantor: Comstock Holding Company, Inc.
By:	/s/ GREGORY BENSON	Witness:	/s/ KELLY WYCHE
Name: Gregory Benson
Title: President		Name:	/s/ KELLY WYCHE
Seen and agreed this 30 day of April, 2002
Landlord: Comstock Partners, LC
By:	/s/ CHRISTOPHER CLEMENTE	Witness:	/s/ KELLY WYCHE
Print: Christopher Clemente
Title: Managing Member		Name:	/s/ KELLY WYCHE

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LEASE AGREEMENT by and between COMSTOCK HOMES, INC. as "Tenant" and COMSTOCK PARTNERS, L.C. as "Landlord" April 30, 2002 TABLE OF CONTENTS
LEASE AGREEMENT